Exhibit 99.1

Altria Group, Inc. and Subsidiaries
Consolidated Financial Statements as of
December 31, 2018 and 2017, and for Each of the
Three Years in the Period Ended December 31, 2018

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions of dollars)
________________________

at December 31,	2018	2017
Assets
Cash and cash equivalents	$1,333	$1,253
Receivables	142	142
Inventories:
Leaf tobacco	940	941
Other raw materials	186	170
Work in process	647	560
Finished product	558	554
	2,331	2,225
Income taxes	167	461
Other current assets	326	263
Total current assets	4,299	4,344

Property, plant and equipment, at cost:
Land and land improvements	309	302
Buildings and building equipment	1,442	1,437
Machinery and equipment	2,981	2,975
Construction in progress	218	165
	4,950	4,879
Less accumulated depreciation	3,012	2,965
	1,938	1,914

Goodwill	5,196	5,307
Other intangible assets, net	12,279	12,400
Investment in AB InBev	17,696	17,952
Investment in JUUL	12,800	—
Other assets	1,430	1,285
Total Assets	$55,638	$43,202

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
(in millions of dollars, except share and per share data)
____________________________________________

at December 31,	2018	2017
Liabilities
Short-term borrowings	$12,704	$—
Current portion of long-term debt	1,144	864
Accounts payable	399	374
Accrued liabilities:
Marketing	586	695
Employment costs	189	188
Settlement charges	3,454	2,442
Other	1,214	971
Dividends payable	1,503	1,258
Total current liabilities	21,193	6,792

Long-term debt	11,898	13,030
Deferred income taxes	5,172	5,247
Accrued pension costs	544	445
Accrued postretirement health care costs	1,749	1,987
Other liabilities	254	283
Total liabilities	40,810	27,784
Contingencies (Note 19)
Redeemable noncontrolling interest	39	38
Stockholders’ Equity
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	5,961	5,952
Earnings reinvested in the business	43,962	42,251
Accumulated other comprehensive losses	(2,547)	(1,897)
Cost of repurchased stock (931,903,722 shares at December 31, 2018 and 904,702,125 shares at December 31, 2017)	(33,524)	(31,864)
Total stockholders’ equity attributable to Altria	14,787	15,377
Noncontrolling interests	2	3
Total stockholders’ equity	14,789	15,380
Total Liabilities and Stockholders’ Equity	$55,638	$43,202

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(in millions of dollars, except per share data)
____________________________________

for the years ended December 31,	2018	2017	2016
Net revenues	$25,364	$25,576	$25,744
Cost of sales	7,373	7,531	7,765
Excise taxes on products	5,737	6,082	6,407
Gross profit	12,254	11,963	11,572
Marketing, administration and research costs	2,756	2,338	2,662
Asset impairment and exit costs	383	32	149
Operating income	9,115	9,593	8,761
Interest and other debt expense, net	665	705	747
Loss on early extinguishment of debt	—	—	823
Net periodic benefit (income) cost, excluding service cost	(34)	37	(1)
Earnings from equity investment in AB InBev/SABMiller	(890)	(532)	(795)
Loss (gain) on AB InBev/SABMiller business combination	33	(445)	(13,865)
Earnings before income taxes	9,341	9,828	21,852
Provision (benefit) for income taxes	2,374	(399)	7,608
Net earnings	6,967	10,227	14,244
Net earnings attributable to noncontrolling interests	(4)	(5)	(5)
Net earnings attributable to Altria	$6,963	$10,222	$14,239
Per share data:
Basic earnings per share attributable to Altria	$3.69	$5.31	$7.28
Diluted earnings per share attributable to Altria	$3.68	$5.31	$7.28

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Earnings
(in millions of dollars)
_______________________

for the years ended December 31,	2018	2017	2016
Net earnings	$6,967	$10,227	$14,244
Other comprehensive earnings (losses), net of deferred income taxes:
Benefit plans	68	209	(38)
AB InBev/SABMiller	(309)	(54)	1,265
Currency translation adjustments and other	(1)	—	1
Other comprehensive (losses) earnings, net of deferred income taxes	(242)	155	1,228

Comprehensive earnings	6,725	10,382	15,472
Comprehensive earnings attributable to noncontrolling interests	(4)	(5)	(5)
Comprehensive earnings attributable to Altria	$6,721	$10,377	$15,467

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions of dollars)
__________________

for the years ended December 31,	2018	2017	2016
Cash Provided by (Used in) Operating Activities
Net earnings	$6,967	$10,227	$14,244
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	227	209	204
Deferred income tax (benefit) provision	(57)	(3,126)	3,119
Earnings from equity investment in AB InBev/SABMiller	(890)	(532)	(795)
Loss (gain) on AB InBev/SABMiller business combination	33	(445)	(13,865)
Dividends from AB InBev/SABMiller	657	806	739
Asset impairment and exit costs, net of cash paid	354	(38)	106
Loss on early extinguishment of debt	—	—	823
Cash effects of changes:
Receivables	—	10	(27)
Inventories	(129)	(171)	(34)
Accounts payable	27	(55)	24
Income taxes	218	(294)	(231)
Accrued liabilities and other current assets	(21)	(85)	(113)
Accrued settlement charges	980	(1,259)	111
Pension and postretirement plans contributions	(41)	(294)	(531)
Pension provisions and postretirement, net	(13)	(11)	(73)
Other, net	79	(41)	125
Net cash provided by operating activities	8,391	4,901	3,826
Cash Provided by (Used in) Investing Activities
Capital expenditures	(238)	(199)	(189)
Acquisitions of businesses and assets	(15)	(415)	(45)
Investment in JUUL	(12,800)	—	—
Proceeds from finance assets	37	133	231
Proceeds from AB InBev/SABMiller business combination	—	—	4,773
Purchase of AB InBev ordinary shares	—	—	(1,578)
Proceeds from derivative financial instruments	35	—	510
Other, net	(7)	14	6
Net cash (used in) provided by investing activities	(12,988)	(467)	3,708

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(in millions of dollars)
__________________

for the years ended December 31,	2018	2017	2016
Cash Provided by (Used in) Financing Activities
Proceeds from short-term borrowings	$12,800	$—	$—
Long-term debt issued	—	—	1,976
Long-term debt repaid	(864)	—	(933)
Repurchases of common stock	(1,673)	(2,917)	(1,030)
Dividends paid on common stock	(5,415)	(4,807)	(4,512)
Premiums and fees related to early extinguishment of debt	—	—	(809)
Other, net	(132)	(47)	(21)
Net cash provided by (used in) financing activities	4,716	(7,771)	(5,329)
Cash, cash equivalents and restricted cash:
Increase (decrease)	119	(3,337)	2,205
Balance at beginning of year	1,314	4,651	2,446
Balance at end of year	$1,433	$1,314	$4,651
Cash paid: Interest	$704	$696	$775
Income taxes	$2,307	$3,036	$4,664
The following table provides a reconciliation of cash, cash equivalents and restricted cash to the amounts reported on Altria’s consolidated balance sheets:

at December 31,	2018	2017	2016
Cash and cash equivalents	$1,333	$1,253	$4,569
Restricted cash included in other current assets (1)	57	25	—
Restricted cash included in other assets (1)	43	36	82
Cash, cash equivalents and restricted cash	$1,433	$1,314	$4,651
(1) Restricted cash consisted of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 19. Contingencies.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(in millions of dollars, except per share data)
____________________________________

	Attributable to Altria
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Non- controlling Interests	Total Stockholders’ Equity
Balances, December 31, 2015	$935	$5,813	$27,257	$(3,280)	$(27,845)	$(7)	$2,873
Net earnings (1)	—	—	14,239	—	—	—	14,239
Other comprehensive earnings, net of deferred income taxes	—	—	—	1,228	—	—	1,228
Stock award activity	—	90	—	—	(37)	—	53
Cash dividends declared ($2.35 per share)	—	—	(4,590)	—	—	—	(4,590)
Repurchases of common stock	—	—	—	—	(1,030)	—	(1,030)
Other	—	(10)	—	—	—	10	—
Balances, December 31, 2016	935	5,893	36,906	(2,052)	(28,912)	3	12,773
Net earnings (1)	—	—	10,222	—	—	—	10,222
Other comprehensive earnings, net of deferred income taxes	—	—	—	155	—	—	155
Stock award activity	—	59	—	—	(35)	—	24
Cash dividends declared ($2.54 per share)	—	—	(4,877)	—	—	—	(4,877)
Repurchases of common stock	—	—	—	—	(2,917)	—	(2,917)
Balances, December 31, 2017	935	5,952	42,251	(1,897)	(31,864)	3	15,380
Reclassification due to adoption of ASU 2018-02 (2)	—	—	408	(408)	—	—	—
Net earnings (1)	—	—	6,963	—	—	—	6,963
Other comprehensive losses, net of deferred income taxes	—	—	—	(242)	—	—	(242)
Stock award activity	—	9	—	—	13	—	22
Cash dividends declared ($3.00 per share)	—	—	(5,660)	—	—	—	(5,660)
Repurchases of common stock	—	—	—	—	(1,673)	—	(1,673)
Other	—	—	—	—	—	(1)	(1)
Balances, December 31, 2018	$935	$5,961	$43,962	$(2,547)	$(33,524)	$2	$14,789

(1) Amounts attributable to noncontrolling interests for each of the years ended December 31, 2018, 2017 and 2016 exclude net earnings of $4 million, $5 million and $5 million, respectively, due to the redeemable noncontrolling interest related to Stag’s Leap Wine Cellars, which is reported in the mezzanine equity section on the consolidated balance sheets at December 31, 2018, 2017 and 2016. See Note 19. Contingencies.
(2) For further discussion, see Note 15. Income Taxes.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________

Note 1.     Background and Basis of Presentation
▪Background: At December 31, 2018, Altria Group, Inc.’s (“Altria”) wholly-owned subsidiaries included Philip Morris USA Inc. (“PM USA”), which is engaged in the manufacture and sale of cigarettes in the United States; John Middleton Co. (“Middleton”), which is engaged in the manufacture and sale of machine-made large cigars and pipe tobacco and is a wholly-owned subsidiary of PM USA; Sherman Group Holdings, LLC and its subsidiaries (“Nat Sherman”), which are engaged in the manufacture and sale of super premium cigarettes and the sale of premium cigars; and UST LLC (“UST”), which through its wholly-owned subsidiaries, including U.S. Smokeless Tobacco Company LLC (“USSTC”) and Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”), is engaged in the manufacture and sale of smokeless tobacco products and wine. Altria’s other operating companies included Philip Morris Capital Corporation (“PMCC”), which maintains a portfolio of finance assets, substantially all of which are leveraged leases, and Nu Mark LLC (“Nu Mark”), both of which are wholly-owned subsidiaries. In December 2018, Altria announced the decision to refocus its innovative product efforts, which includes the discontinuation of production and distribution of all MarkTen and Green Smoke e-vapor products. Prior to that time, Nu Mark was engaged in the manufacture and sale of innovative tobacco products. Other Altria wholly-owned subsidiaries included Altria Group Distribution Company, which provides sales and distribution services to certain Altria operating subsidiaries, and Altria Client Services LLC, which provides various support services in areas such as legal, regulatory, consumer engagement, finance, human resources and external affairs to Altria and its subsidiaries. Altria’s access to the operating cash flows of its wholly-owned subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. At December 31, 2018, Altria’s principal wholly-owned subsidiaries were not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their equity interests.
At September 30, 2016, Altria had an approximate 27% ownership of SABMiller plc (“SABMiller”), which Altria accounted for under the equity method of accounting. In October 2016, Anheuser-Busch InBev SA/NV (“Legacy AB InBev”) completed its business combination with SABMiller, and Altria received cash and shares representing a 9.6% ownership in the combined company (the “AB InBev Transaction”). The newly formed Belgian company, which retained the name Anheuser-Busch InBev SA/NV (“AB InBev”), became the holding company for the combined businesses. Subsequently, Altria purchased approximately 12 million ordinary shares of AB InBev, increasing Altria’s ownership to approximately 10.2% at December 31, 2016. At December 31, 2018, Altria had an approximate 10.1% ownership of AB InBev, which Altria accounts for under the equity method of accounting using a one-quarter lag. As a result of the one-quarter lag and the timing of the completion of the AB InBev Transaction, no earnings from Altria’s equity investment in AB InBev were recorded for the year ended December 31, 2016. Altria receives cash dividends on its interest in AB InBev if and when AB InBev pays such dividends. For further discussion, see Note 7. Investment in AB InBev/SABMiller.
On December 20, 2018, Altria purchased, through a wholly-owned subsidiary, shares of non-voting convertible common stock of JUUL Labs, Inc. (“JUUL”), representing a 35% economic interest for $12.8 billion. JUUL is engaged in the manufacture and sale of e-vapor products globally. If and when antitrust clearance is obtained, Altria’s non-voting shares will automatically convert to voting shares (“Share Conversion”). At December 31, 2018, Altria accounted for its investment in JUUL as an investment in an equity security. Upon Share Conversion, Altria expects to account for its investment in JUUL under the equity method of accounting. Altria will receive cash dividends on its interest in JUUL if and when JUUL pays such dividends. For further discussion, see Note 8. Investment in JUUL.
On December 7, 2018, Altria announced that it entered into an agreement to purchase, through a subsidiary, approximately 146.2 million newly issued common shares of Cronos Group Inc. (“Cronos”), a global cannabinoid company headquartered in Toronto, Canada. Altria expects the transaction to close in the first half of 2019. Upon completion of this transaction, Altria will own an approximate 45% equity interest in Cronos. Additionally, the agreement includes a warrant to purchase up to an additional approximately 72.2 million common shares of Cronos at a per share exercise price of Canadian dollar (“CAD”) $19.00. The purchase price for the approximate 45% equity interest and warrant is approximately CAD $2.4 billion (approximately U.S. dollar (“USD”) $1.8 billion, based on the CAD to USD exchange rate on January 25, 2019), to be paid on the date of the closing of the transaction. Upon full exercise of the warrant, which expires four years after issuance, Altria would own approximately 55% of the outstanding common shares of Cronos. The exercise price for the warrant is approximately CAD $1.4 billion (approximately USD $1.0 billion, based on the CAD to USD exchange rate on January 25, 2019). As part of the agreement, upon completion of this transaction, Altria will have the right to nominate four directors, including one independent director, to serve on Cronos’ Board of Directors, which will be expanded from five to seven directors. Altria expects to account for its investment in Cronos under the equity method of accounting. The closing of this transaction is subject to certain customary closing conditions, including approval of Cronos shareholders and receipt of regulatory approvals.
In January 2019, Altria entered into derivative financial instruments in the form of forward contracts, which mature on April 15, 2019, to hedge a portion of Altria’s exposure to foreign currency exchange rate movements in the CAD to USD, in relation to the CAD $2.4 billion aggregate purchase price for the Cronos transaction. The aggregate notional amounts of the forward contracts were approximately USD $1.1 billion (CAD

$1.5 billion). The forward contracts do not qualify for hedge accounting; therefore, changes in the fair values of the forward contracts will be recorded as gains or losses in Altria’s consolidated statements of earnings in the periods in which the changes occur.
▪Basis of Presentation: The consolidated financial statements include Altria, as well as its wholly-owned and majority-owned subsidiaries. Investments in which Altria has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method of accounting. Equity investments in which Altria does not have the ability to exercise significant influence over the operating and financial policies of the investee are accounted for as an investment in an equity security. All intercompany transactions and balances have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions for goodwill and other intangible assets, impairment evaluations for equity investments, marketing programs, income taxes, and the allowance for losses and estimated residual values of finance leases. Actual results could differ from those estimates.
On January 1, 2018, Altria adopted the following Accounting Standards Updates (“ASU”):

▪
ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and all related ASU amendments (collectively “ASU No. 2014-09”), as discussed in Note 2. Summary of Significant Accounting Policies and Note 3. Revenues from Contracts with Customers;

▪
ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities and the related ASU amendment (collectively “ASU No. 2016-01”);

▪	ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU No. 2016-15”);

▪	ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU No. 2016-18”); and

▪
ASU No. 2017-07, Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU No. 2017-07”), as discussed in Note 17. Benefit Plans.

Additionally, on October 1, 2018, Altria adopted ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU No. 2018-02”), as discussed in Note 15. Income Taxes.

The adoption of ASU No. 2016-01, which addresses certain aspects of the recognition, measurement, presentation and disclosure of financial instruments, did not impact Altria’s consolidated financial statements.
The adoption of ASU No. 2016-15, which addresses how eight specific cash flow issues are to be presented and classified in the statement of cash flows, did not impact Altria’s consolidated statements of cash flows. In addition, Altria made an accounting policy election to continue to classify distributions received from equity method investees using the nature of distribution approach.
ASU No. 2016-18, which Altria adopted retrospectively, requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash and restricted cash equivalents. As a result of the adoption, restricted cash of $61 million and $82 million at December 31, 2017 and 2016, respectively, was included in cash, cash equivalents and restricted cash on Altria’s consolidated statements of cash flows.
Certain prior year amounts have been reclassified to conform with the current year’s presentation due primarily to Altria’s 2018 adoption of ASU No. 2016-18 and ASU No. 2017-07.

Note 2. Summary of Significant Accounting Policies
▪Cash and Cash Equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.
▪Depreciation, Amortization, Impairment Testing and Asset Valuation: Property, plant and equipment are stated at historical costs and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods up to 25 years, and buildings and building improvements over periods up to 50 years. Definite-lived intangible assets are amortized over their estimated useful lives up to 25 years.
Altria reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable. Altria performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, Altria groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If Altria determines that an impairment exists, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal. Altria also reviews the estimated remaining useful lives of long-lived assets whenever events or changes in business circumstances indicate the lives may have changed.
Altria conducts a required annual review of goodwill and indefinite-lived intangible assets for potential impairment, and more frequently if an event occurs or circumstances change that would require Altria to perform an interim review. If the carrying value of goodwill exceeds its fair value, which is determined using discounted cash flows, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and the implied fair value. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, which is determined using discounted cash flows, the intangible asset is considered impaired and is reduced to fair value.
Altria reviews its investment in AB InBev for impairment by comparing the fair value of its investment to its carrying value. If the carrying value of Altria’s investment exceeds its fair value and the loss in value is other than temporary, the investment is considered impaired and impairment is recognized in the period identified. The factors used to make this determination include the duration and magnitude of the fair value decline, AB InBev’s financial condition and near-term prospects, and Altria’s intent and ability to hold its investment in AB InBev until recovery.
Altria reviews its investment in JUUL for impairment by performing a qualitative assessment of impairment indicators. If a qualitative assessment indicates that Altria’s investment in JUUL is impaired and the fair value of the investment is less than its carrying value, the investment is written down to its fair value.
▪Derivative Financial Instruments: Altria enters into derivatives to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. Altria uses various types of derivative financial instruments, including forward contracts, options and swaps.
Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Derivative financial instruments that qualify for hedge accounting are designated as either fair value hedges, cash flow hedges or net investment hedges at the inception of the contracts. For fair value hedges, changes in the fair value of the derivative, as well as the offsetting changes in the fair value of the hedged item, are recorded in the consolidated statements of earnings each period. For cash flow hedges, changes in the fair value of the derivative are recorded each period in accumulated other comprehensive earnings (losses) and are reclassified to the consolidated statements of earnings in the same periods in which operating results are affected by the respective hedged item. For net investment hedges, changes in the fair value of the derivative or foreign currency transaction gains or losses on a nonderivative hedging instrument are recorded in accumulated other comprehensive earnings (losses) to offset the change in the value of the net investment being hedged. Such amounts remain in accumulated other comprehensive earnings (losses) until the complete or substantially complete liquidation of the underlying foreign operations occurs or, for investments in foreign entities accounted for under the equity method of accounting, Altria’s economic interest in the underlying foreign entity decreases. Cash flows from hedging instruments are classified in the same manner as the respective hedged item in the consolidated statements of cash flows.
To qualify for hedge accounting, the hedging relationship, both at inception of the hedge and on an ongoing basis, is expected to be highly effective at offsetting changes in the fair value of the hedged risk during the period that the hedge is designated. Altria formally designates and documents, at inception, the financial instrument as a hedge of a specific underlying exposure, the risk management objective, the strategy for undertaking the hedge transaction and method for assessing hedge effectiveness. Additionally, for qualified hedges of forecasted transactions, if it becomes probable that a forecasted transaction will not occur, the hedge would no longer be considered effective and all of the derivative gains and losses would be recorded in the consolidated statement of earnings in the current period.
For financial instruments that are not designated as hedging instruments or do not qualify for hedge accounting, changes in fair value are recorded in the consolidated statements of earnings each period. Altria does not enter into or hold derivative financial instruments for trading or speculative purposes.
▪Employee Benefit Plans: Altria provides a range of benefits to certain employees and retired employees, including pension, postretirement health care and postemployment benefits. Altria records annual amounts relating to these plans based on calculations specified by U.S. GAAP, which include various actuarial assumptions as to discount rates, assumed rates of return on plan assets, mortality, compensation increases, turnover rates and health care cost trend rates.
Altria recognizes the funded status of its defined benefit pension and other postretirement plans on the consolidated balance sheet and records as a component of other comprehensive earnings (losses), net of deferred income taxes, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost. The gains or losses and prior service costs or credits recorded as components of other comprehensive earnings (losses) are subsequently amortized into net periodic benefit cost in future years.
▪Environmental Costs: Altria is subject to laws and regulations relating to the protection of the environment. Altria provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.
Compliance with environmental laws and regulations, including the payment of any remediation and compliance costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria’s consolidated results of operations, capital expenditures, financial position or cash flows (see Note 19. Contingencies - Environmental Regulation).
▪Fair Value Measurements: Altria measures certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Altria uses a fair value hierarchy, which gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used to measure fair value are:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
▪Guarantees: Altria recognizes a liability for the fair value of the obligation of qualifying guarantee activities. See Note 19. Contingencies for a further discussion of guarantees.
▪Income Taxes: Significant judgment is required in determining income tax provisions and in evaluating tax positions.
Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Altria records a valuation allowance when it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.
Altria recognizes a benefit for uncertain tax positions when a tax position taken or expected to be taken in a tax return is more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Altria recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes in its consolidated statements of earnings.
•Inventories: The last-in, first-out (“LIFO”) method is used to determine the cost of substantially all tobacco inventories. The cost of the remaining inventories is determined using the first-in, first-out (“FIFO”) and average cost methods. Inventories that are measured using the LIFO method are stated at the lower of cost or market. Inventories that are measured using the FIFO and average cost methods are stated at the lower of cost and net realizable value. It is a generally recognized industry practice to classify leaf tobacco and wine inventories as current assets although part of such inventory, because of the duration of the curing and aging process, ordinarily would not be used within one year.
▪Litigation Contingencies and Costs: Altria and its subsidiaries record provisions in the consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Litigation defense costs are expensed as incurred and included in marketing, administration and research costs in the consolidated statements of earnings. See Note 19. Contingencies.
▪Marketing Costs: Altria’s businesses promote their products with consumer incentives, trade promotions and consumer engagement programs. These consumer incentive and trade promotion activities, which include discounts, coupons, rebates, in-store display incentives and volume-based incentives, do not create a distinct deliverable and are, therefore, recorded as a reduction of revenues. Consumer engagement program payments are made to third parties. Altria’s businesses expense these consumer engagement programs, which include event marketing, as incurred and such expenses are included in marketing, administration and research costs in Altria’s consolidated statements of earnings. For interim reporting purposes, Altria’s businesses charge consumer engagement programs and certain consumer incentive expenses to operations as a percentage of sales, based on estimated sales and related expenses for the full year.
▪Revenue Recognition: On January 1, 2018, Altria adopted ASU No. 2014-09. For further discussion, see Note 3. Revenues from Contracts with Customers.
Altria’s businesses generate substantially all of their revenue from sales contracts with customers. While Altria’s businesses enter into separate sales contracts with each customer for each product type, all sales contracts are similarly structured. These contracts create an obligation to transfer product to the customer. All performance obligations are satisfied within one year; therefore, costs to obtain contracts are expensed as incurred and unsatisfied performance obligations are not disclosed. There is no financing component because Altria expects, at contract inception, that the period between when Altria transfers product to the customer and when the customer pays for that product will be one year or less.
Altria’s businesses define net revenues as revenues, which include excise taxes and shipping and handling charges billed to customers, net of cash discounts for prompt payment, sales returns (also referred to as returned goods) and sales incentives. Altria’s businesses exclude from the transaction price sales taxes and value-added taxes imposed at the time of sale (which do not include excise taxes on cigarettes, cigars, smokeless tobacco or wine billed to customers).
Altria’s businesses recognize revenues from sales contracts with customers upon shipment of goods when control of such products is obtained by the customer. Altria’s businesses determine that a customer obtains control of the product upon shipment when title of such product and risk of loss transfers to the customer. Altria’s businesses account for shipping and handling costs as fulfillment costs and such amounts are classified as part of cost of sales in Altria’s consolidated statements of earnings. Altria’s businesses record an allowance for returned goods, based principally on historical volume and return rates, which is included in other accrued liabilities on Altria’s consolidated balance sheets. Altria’s businesses record sales incentives, which consist of consumer incentives and trade promotion activities, as a reduction to revenues (a portion of which is based on amounts estimated as being due to wholesalers, retailers and consumers at the end of a period) based principally on historical volume, utilization and redemption rates. Expected payments for sales incentives are included in accrued marketing liabilities on Altria’s consolidated balance sheets.
Payment terms vary depending on product type. Altria’s businesses consider payments received in advance of product shipment as deferred revenue, which is included in other accrued liabilities on Altria’s consolidated balance sheets until revenue is recognized. PM USA receives payment in advance of a customer obtaining control of the product. USSTC receives substantially all payments within one business day of the customer obtaining control of the product. Ste. Michelle receives substantially all payments from customers within 45 days of the customer obtaining control of the product. Amounts due from customers are included in receivables on Altria’s consolidated balance sheets.
▪New Accounting Guidance Not Yet Adopted: The following table provides a description of issued accounting guidance applicable to, but not yet adopted by, Altria:

Standards	Description	Effective Date for Public Entity	Effect on Financial Statements
ASU Nos. 2016-02; 2018-01; 2018-10; 2018-11; 2018-20 Leases (Topic 842)	The guidance requires entities to recognize lease assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements.	The guidance is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. Early adoption is permitted.
As a lessor, PMCC maintains a portfolio of finance assets, substantially all of which are leveraged leases, the accounting of which will be unchanged under the new guidance and is not expected to change unless there is a contract modification to an existing lease. As lessees, Altria and its subsidiaries’ various leases under existing guidance are classified as operating leases that are not recorded on Altria’s consolidated balance sheets but are recorded in Altria’s consolidated statements of earnings as expense is incurred. Altria plans to apply the new guidance retrospectively at the beginning of the period of adoption and will record substantially all leases on its consolidated balance sheets as right-of-use assets and lease liabilities. Altria does not expect its adoption of this guidance to have a material impact on Altria’s consolidated financial statements. The adoption of this guidance will result in expanded footnote disclosures.

ASU Nos. 2016-13 and 2018-19 Measurement of Credit Losses on Financial Instruments (Topic 326)
The guidance replaces the current incurred loss impairment methodology for recognizing credit losses for financial assets with a methodology that reflects the entity’s current estimate of all expected credit losses and requires consideration of a broader range of reasonable and supportable information for estimating credit losses.

The guidance is effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period.
The adoption of this guidance is not expected to have a material impact on Altria’s consolidated financial statements.
ASU No. 2018-15 Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (Subtopic 350-40)
The guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license).
		The guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted, including adoption in any interim period.	Altria is in the process of evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

Note 3.     Revenues from Contracts with Customers
On January 1, 2018, Altria adopted ASU No. 2014-09, which establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Altria elected to apply the guidance using the modified retrospective transition method. The adoption of this guidance had no impact on the amount and timing of revenue recognized by Altria’s businesses; therefore, no adjustments were recorded to Altria’s consolidated financial statements.
Altria disaggregates net revenues based on product type. For further discussion, see Note 16. Segment Reporting.
Altria’s businesses offer cash discounts to customers for prompt payment and calculate cash discounts as a percentage of the list price based on historical experience and agreed-upon payment terms. Altria’s businesses record an allowance for cash discounts, which is included as a contra-asset against receivables on Altria’s consolidated balance sheets. There was no allowance for cash discounts at December 31, 2018 and 2017, and there were no differences between amounts recorded as an allowance for cash discounts and cash discounts subsequently given to customers.
Altria’s businesses that receive payments in advance of product shipment record such payments as deferred revenue. These payments are included in other accrued liabilities on Altria’s consolidated balance sheets until control of such products is obtained by the customer. Deferred revenue was $288 million and $267 million at December 31, 2018 and 2017, respectively. When cash is received in advance of product shipment, Altria’s businesses satisfy their performance obligations within three days of receiving payment. At December 31, 2018 and 2017, there were no differences between amounts recorded as deferred revenue and amounts subsequently recognized as revenue.
Receivables, which primarily reflect sales of wine produced and/or distributed by Ste. Michelle, were $142 million at December 31, 2018 and 2017. At December 31, 2018 and 2017, there were no expected differences between amounts recorded and subsequently received, and Altria’s businesses did not record an allowance for doubtful accounts against these receivables.
Altria’s businesses record an allowance for returned goods, which is included in other accrued liabilities on Altria’s consolidated balance sheets. While all of Altria’s tobacco operating companies sell tobacco products with dates relative to freshness as printed on product packaging, due to the limited shelf life of USSTC’s smokeless tobacco products, it is USSTC’s policy to accept authorized sales returns from its customers for products that have passed such dates. Altria’s businesses record estimated sales returns, which are based principally on historical volume and return rates, as a reduction to revenues. Actual sales returns will differ from estimated sales returns to the extent actual results differ from estimated assumptions. Altria’s businesses reflect differences between actual and estimated sales returns in the period in which the actual amounts become known. These differences, if any, have not had a material impact on Altria’s consolidated financial statements. All returned goods are destroyed upon return and not included in inventory. Consequently, Altria’s businesses do not record an asset for their right to recover goods from customers upon return.
Sales incentives include variable payments related to goods sold by Altria’s businesses. Altria’s businesses include estimates of variable consideration as a reduction to revenues upon shipment of goods to customers. The sales incentives that require significant estimates and judgments are as follows:
▪Price promotion payments- Altria’s businesses make price promotion payments, substantially all of which are made to their retail partners to incent the promotion of certain product offerings in select geographic areas.
▪Wholesale and retail participation payments- Altria’s businesses make payments to their wholesale and retail partners to incent merchandising and sharing of sales data in accordance with each business’s trade agreements.
These estimates primarily include estimated wholesale to retail sales volume and historical acceptance rates. Actual payments will differ from estimated payments to the extent actual results differ from estimated assumptions. Differences between actual and estimated payments are reflected in the period such information becomes available. These differences, if any, have not had a material impact on Altria’s consolidated financial statements.

Note 4. Goodwill and Other Intangible Assets, net
Goodwill and other intangible assets, net, by segment were as follows:

	Goodwill		Other Intangible Assets, net
(in millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Smokeable products	$99	$99	$3,037	$3,054
Smokeless products	5,023	5,023	8,825	8,827
Wine	74	74	239	294
Other	—	111	178	225
Total	$5,196	$5,307	$12,279	$12,400
Goodwill relates to the 2017 acquisition of Nat Sherman, the 2014 acquisition of Green Smoke, Inc. and its affiliates, the 2009 acquisition of UST and the 2007 acquisition of Middleton.

Other intangible assets consisted of the following:

	December 31, 2018		December 31, 2017
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-lived intangible assets	$11,846	$—	$12,125	$—
Definite-lived intangible assets	654	221	465	190
Total other intangible assets	$12,500	$221	$12,590	$190
At December 31, 2018, indefinite-lived intangible assets consist substantially of trademarks from Altria’s 2009 acquisition of UST ($9.0 billion) and 2007 acquisition of Middleton ($2.6 billion). Definite-lived intangible assets, which consist primarily of customer relationships, certain cigarette trademarks and intellectual property, are amortized over periods up to 25 years. Pre-tax amortization expense for definite-lived intangible assets during the years ended December 31, 2018, 2017 and 2016, was $38 million, $21 million and $21 million, respectively. Annual amortization expense for each of the next five years is estimated to be approximately $30 million, assuming no additional transactions occur that require the amortization of intangible assets.
The changes in goodwill and net carrying amount of intangible assets are as follows:

	2018		2017
(in millions)	Goodwill	Other Intangible Assets, net	Goodwill	Other Intangible Assets, net
Balance at January 1	$5,307	$12,400	$5,285	$12,036
Changes due to:
Acquisitions (1)	—	15	22	385
Asset impairment (2)	(111)	(98)	—	—
Amortization	—	(38)	—	(21)
Balance at December 31	$5,196	$12,279	$5,307	$12,400
(1) Reflects the 2018 and 2017 purchase of certain intellectual property primarily related to innovative tobacco products, and the 2017 acquisition of Nat Sherman.
(2) Reflects asset impairment of goodwill and other intangible assets, net related to e-vapor products, and the Columbia Crest trademark.

During 2018, Altria recorded goodwill and other intangible asset impairment charges of $111 million and $44 million, respectively, related to Altria’s decision in the fourth quarter of 2018 to refocus its innovative product efforts, which includes the discontinuation of production and distribution of all MarkTen and Green Smoke e-vapor products.
In addition, during 2018, Altria completed its quantitative annual impairment test of goodwill and indefinite-lived intangible assets. Upon completion of this testing, Altria concluded, in the wine segment, that the Columbia Crest trademark of $54 million was fully impaired as Columbia Crest has been negatively impacted by an accelerated decline in the $7 to $10 premium wine segment, increased competition and reduction in trade support.
During 2017 and 2016, Altria’s quantitative annual impairment test of goodwill and indefinite-lived intangible assets resulted in no impairment charges. In addition, there were no accumulated impairment losses related to goodwill and other intangible assets, net at December 31, 2017.

Note 5. Asset Impairment, Exit and Implementation Costs
Pre-tax asset impairment, exit and implementation costs consisted of the following:

(in millions)	Asset Impairment and Exit Costs			Implementation Costs			Total
For the year ended December 31,	2018	2017	2016	2018 (1)	2017 (1)	2016 (2)	2018	2017	2016
Smokeable products	$82	$5	$125	$1	$17	$9	$83	$22	$134
Smokeless products	20	28	42	3	28	15	23	56	57
Wine (3)	54	—	—	—	—	—	54	—	—
All other	227	—	7	63	—	—	290	—	7
General corporate	3	—	5	—	—	—	3	—	5
Total	386	33	179	67	45	24	453	78	203
Less amounts included in net periodic benefit (income) cost, excluding service cost	3	1	30	—	—	—	3	1	30
Total	$383	$32	$149	$67	$45	$24	$450	$77	$173
(1) Included in cost of sales in Altria’s consolidated statements of earnings.
(2) Included in cost of sales ($17 million) and marketing, administration and research costs ($7 million) in Altria’s consolidated statement of earnings.
(3) Reflects impairment of the Columbia Crest trademark. See Note 4. Goodwill and Other Intangible Assets, net.
Substantially all of the 2018 pre-tax asset impairment, exit and implementation costs are related to Altria’s decision to refocus its innovative product efforts, the cost reduction program discussed below and the impairment of the Columbia Crest trademark.
The pre-tax asset impairment, exit and implementation costs for 2017 are related to the facilities consolidation. The pre-tax asset impairment, exit and implementation costs for 2016 are related to both the facilities consolidation and the productivity initiative.
The movement in the restructuring liabilities, substantially all of which are severance liabilities, for the years ended December 31, 2018 and 2017 was as follows:

(in millions)
Balances at December 31, 2016	$79
Charges	25
Cash spent	(71)
Balances at December 31, 2017	33
Charges	154
Cash spent	(32)
Balances at December 31, 2018	$155
▪Refocus of Innovative Product Efforts: During the fourth quarter of 2018, Altria announced its decision to refocus its innovative product efforts, which includes the discontinuation of production and distribution of all MarkTen and Green Smoke e-vapor products. This decision was based upon the current and expected financial performance of these products, coupled with regulatory restrictions that burden Altria’s ability to quickly improve these products. As a result, during 2018, Altria incurred pre-tax charges of $272 million, consisting of asset impairment and exit costs of $209 million and other charges of $63 million. The asset impairment and exit costs primarily relate to the impairment of goodwill and other intangible assets. See Note 4.

Goodwill and Other Intangible Assets, net. The other charges relate to inventory write-offs and accelerated depreciation.
The majority of the charges related to these efforts will not result in cash payments.
▪Cost Reduction Program: In December 2018, Altria announced a cost reduction program that it expects will deliver approximately $575 million in annualized cost savings by the end of 2019. This program includes, among other things, reducing third-party spending across the business and workforce reductions.
As a result of the cost reduction program, Altria expects to record total pre-tax restructuring charges of approximately $210 million. Of these amounts, during 2018, Altria incurred pre-tax charges of $121 million and expects to record the remainder in 2019. The total estimated charges, substantially all of which will result in cash expenditures, relate primarily to employee separation costs of approximately $160 million and other costs of approximately $50 million. There were no cash payments related to this program in 2018.
For the year ended December 31, 2018, total pre-tax asset impairment and exit costs for the cost reduction program of $121 million were recorded in the smokeable products segment ($86 million), smokeless products segment ($14 million), all other ($18 million) and general corporate ($3 million).
▪Facilities Consolidation: In October 2016, Altria announced the consolidation of certain of its operating companies’ manufacturing facilities to streamline operations and achieve greater efficiencies. In the first quarter of 2018, Middleton completed the transfer of its Limerick, Pennsylvania operations to the Manufacturing Center site in Richmond, Virginia (“Richmond Manufacturing Center”), and USSTC completed the transfer of its Franklin Park, Illinois operations to its Nashville, Tennessee facility and the Richmond Manufacturing Center. The pre-tax charges related to the consolidation have been completed.
As a result of the consolidation, Altria recorded total pre-tax charges of $155 million. During 2018, 2017 and 2016, Altria recorded pre-tax charges of $6 million, $78 million and $71 million, respectively. The total charges related primarily to accelerated depreciation and asset impairment ($55 million), employee separation costs ($40 million) and other exit and implementation costs ($60 million).
Cash payments related to the consolidation of $34 million were made during the year ended December 31, 2018, for total cash payments of $97 million since inception. At December 31, 2018, cash payments related to the consolidation were substantially completed.
▪Productivity Initiative: In January 2016, Altria announced a productivity initiative designed to maintain its operating companies’ leadership and cost competitiveness through reduced spending on certain selling, general and administrative infrastructure and a leaner organizational structure. As a result of the initiative, during 2016, Altria incurred total pre-tax restructuring charges of $132 million, substantially all of which resulted in cash expenditures. The charges consisted of employee separation costs of $117 million and other associated costs of $15 million. Total pre-tax charges related to the initiative have been completed.
Cash payments related to the initiative of $32 million were made during the year ended December 31, 2017, for total cash payments of $106 million since inception. At December 31, 2017, cash payments related to the initiative were substantially completed.

Note 6. Inventories
The cost of approximately 58% and 59% of inventories at December 31, 2018 and 2017, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.7 billion lower than the current cost of inventories at December 31, 2018 and 2017.

Note 7. Investment in AB InBev/SABMiller
At December 31, 2018, Altria had an approximate 10.1% ownership of AB InBev, consisting of approximately 185 million restricted shares of AB InBev (the “Restricted Shares”) and approximately 12 million ordinary shares of AB InBev. Altria accounts for its investment in AB InBev under the equity method of accounting because Altria has the ability to exercise significant influence over the operating and financial policies of AB InBev, including having active representation on AB InBev’s Board of Directors (“AB InBev Board”) and certain AB InBev Board Committees. Through this representation, Altria participates in AB InBev policy making processes.
Altria reports its share of AB InBev’s results using a one-quarter lag because AB InBev’s results are not available in time for Altria to record them in the concurrent period.
Pre-tax earnings from Altria’s equity investment in AB InBev were $890 million and $532 million for the years ended December 31, 2018 and 2017, respectively. As a result of the one-quarter lag and the timing of the completion of the AB InBev Transaction, no earnings from Altria’s equity investment in AB InBev were recorded for the year ended December 31, 2016.

At September 30, 2018, AB InBev had derivative financial instruments used to hedge the share price related to 92.4 million of its share commitments. AB InBev’s share price in Euros at December 31, 2018 and September 30, 2018 was €57.70 and €75.22, respectively. Consistent with the one-quarter lag for reporting AB InBev’s results in Altria’s financial results, Altria will record its share of AB InBev’s fourth quarter 2018 mark-to-market losses associated with these derivative financial instruments in the first quarter of 2019.
Summary financial data of AB InBev is as follows:

	For Altria’s Year Ended December 31,
(in millions)	2018 (1)	2017 (1)
Net revenues	$55,500	$56,004
Gross profit	$34,986	$34,376
Earnings from continuing operations	$9,020	$6,769
Net earnings	$9,020	$6,845
Net earnings attributable to AB InBev	$7,641	$5,473

	At September 30,
(in millions)	2018 (1)	2017 (1)
Current assets	$20,289	$30,920
Long-term assets	$207,921	$213,696
Current liabilities	$32,019	$37,765
Long-term liabilities	$130,812	$134,236
Noncontrolling interests	$7,251	$10,639
(1) Reflects the one-quarter lag.
At December 31, 2018, Altria’s carrying amount of its equity investment in AB InBev exceeded its share of AB InBev’s net assets attributable to equity holders of AB InBev by approximately $11.8 billion. Substantially all of this difference is comprised of goodwill and other indefinite-lived intangible assets (consisting primarily of trademarks).
The fair value of Altria’s equity investment in AB InBev is based on: (i) unadjusted quoted prices in active markets for AB InBev’s ordinary shares and was classified in Level 1 of the fair value hierarchy and (ii) observable inputs other than Level 1 prices, such as quoted prices for similar assets for the Restricted Shares, and was classified in Level 2 of the fair value hierarchy. Altria may, in certain instances, pledge or otherwise grant a security interest in all or part of its Restricted Shares. In the event the pledgee or security interest holder forecloses on the Restricted Shares, the relevant Restricted Shares will be automatically converted, one-for-one, into ordinary shares. Therefore, the fair value of each Restricted Share is based on the value of an ordinary share.
The fair value of Altria’s equity investment in AB InBev at December 31, 2018 and 2017 was $13.1 billion and $22.1 billion, respectively, compared with its carrying value of $17.7 billion and $18.0 billion, respectively. Based on Altria’s evaluation of the duration and magnitude of the fair value decline, AB InBev’s financial condition and near-term prospects, and Altria’s intent and ability to hold its investment in AB InBev until recovery,

Altria concluded that the decline in fair value of its investment in AB InBev below its carrying value is temporary and, therefore, no impairment was recorded.
Prior to the completion of the AB InBev Transaction in October 2016, Altria held an approximate 27% ownership of SABMiller that was accounted for under the equity method of accounting.
Pre-tax earnings from Altria’s equity investment in SABMiller were $795 million for the year ended December 31, 2016. Altria’s earnings from its equity investment in SABMiller for the year ended December 31, 2016 included a pre-tax non-cash gain of $309 million, reflecting Altria’s share of SABMiller’s increase to shareholders’ equity, resulting from the completion of the SABMiller, The Coca-Cola Company and Gutsche Family Investments transaction, combining bottling operations in Africa. As a result of the timing of the completion of the AB InBev Transaction, Altria’s pre-tax earnings from its equity investment in SABMiller for the year ended December 31, 2016 included its share of approximately nine months of SABMiller’s earnings.
    Summary financial data of SABMiller is as follows:

(in millions)	For the Year Ended December 31, 2016 (1)
Net revenues	$14,543
Operating profit	$2,099
Net earnings attributable to SABMiller	$1,803
(1) As a result of the timing of the completion of the AB InBev Transaction, summary financial data of SABMiller for the year ended December 31, 2016 included approximately nine months of SABMiller’s results.
▪AB InBev and SABMiller Business Combination: On October 10, 2016, Legacy AB InBev completed the AB InBev Transaction, and AB InBev became the holding company for the combined SABMiller and Legacy AB InBev businesses. Under the terms of the AB InBev Transaction, SABMiller shareholders received 45 British pounds (“GBP”) in cash for each SABMiller share held, with a partial share alternative (“PSA”), which was subject to proration, available for approximately 41% of the SABMiller shares. Altria elected the PSA.
Upon completion of the AB InBev Transaction and taking into account proration, Altria received, in respect of its 430,000,000 SABMiller shares, (i) an interest that was converted into the Restricted Shares, representing a 9.6% ownership of AB InBev based on AB InBev’s shares outstanding at October 10, 2016, and (ii) approximately $4.8 billion in pre-tax cash as the cash component of the PSA. Additionally, Altria received pre-tax cash proceeds of approximately $0.5 billion from exercising the derivative financial instruments discussed below, which, together with the pre-tax cash from the AB InBev Transaction, totaled approximately $5.3 billion in pre-tax cash. Subsequently, Altria purchased approximately 12 million ordinary shares of AB InBev for a total cost of approximately $1.6 billion, thereby increasing Altria’s ownership of AB InBev to approximately 10.2% at December 31, 2016.

The Restricted Shares:

▪	are unlisted and not admitted to trading on any stock exchange;

▪	are subject to a five-year lock-up (subject to limited exceptions) ending October 10, 2021;

▪	are convertible into ordinary shares of AB InBev on a one-for-one basis after the end of this five-year lock-up period;

▪	rank equally with ordinary shares of AB InBev with regards to dividends and voting rights; and

▪	have director nomination rights with respect to AB InBev.
As a result of the AB InBev Transaction, for the year ended December 31, 2016, Altria recorded a pre-tax gain of approximately $13.9 billion, or $9.0 billion after-tax, which was based on the following:

▪	the Legacy AB InBev share price as of October 10, 2016;

▪	the book value of Altria’s investment in SABMiller, including Altria’s accumulated other comprehensive losses directly attributable to SABMiller, at October 10, 2016;

▪	the gains on the derivative financial instruments discussed below; and

▪
the impact of AB InBev’s divestitures of certain SABMiller assets and businesses in connection with Legacy AB InBev obtaining necessary regulatory clearances for the AB InBev Transaction (“AB InBev divestitures”) that occurred by December 31, 2016.

For the years ended December 31, 2018 and 2017, Altria recorded pre-tax losses of $33 million and gains of $445 million, respectively, related to the planned completion of the remaining AB InBev divestitures in loss (gain) on AB InBev/SABMiller business combination in Altria’s consolidated statements of earnings.
Altria’s net gain on the AB InBev Transaction was deferred for United States corporate income tax purposes, except to the extent of the cash consideration received.
▪Derivative Financial Instruments: In November 2015 and August 2016, Altria entered into a derivative financial instrument, each in the form of a put option (together the “options”) to hedge Altria’s exposure to foreign currency exchange rate movements in the GBP to the USD, in relation to the pre-tax cash consideration that Altria expected to receive under the PSA pursuant to the revised and final offer announced by Legacy AB InBev on July 26, 2016. The notional amounts of the November 2015 and August 2016 options were $2,467 million (1,625 million GBP) and $480 million (378 million GBP), respectively. The options did not qualify for hedge accounting; therefore, changes in the fair values of the options were recorded as gains or losses in Altria’s consolidated statements of earnings in the periods in which the changes occurred. For the year ended December 31, 2016, Altria recorded pre-tax gains associated with the November 2015 and August 2016 options of $330 million and $19 million, respectively, for the changes in the fair values of the options in loss (gain) on AB InBev/SABMiller business combination in Altria’s consolidated statement of earnings. Exercising the options in October 2016 resulted in approximately $0.5 billion in pre-tax cash proceeds.
The fair values of the options were determined using binomial option pricing models, which reflect the contractual terms of the options and other observable market-based inputs, and were classified in Level 2 of the fair value hierarchy.

Note 8. Investment in JUUL
On December 20, 2018, Altria entered into a stock purchase agreement with JUUL, the U.S. leader in e-vapor, pursuant to which Altria, through a wholly-owned subsidiary, purchased shares of JUUL’s non-voting Class C-1 Common Stock for an aggregate price of $12.8 billion, which will convert automatically to shares of voting Class C Common Stock upon antitrust clearance, and a security convertible into additional shares of Class C-1 Common Stock or Class C Common Stock, as applicable, for no additional payment upon settlement or exercise of certain JUUL convertible securities (the “JUUL Transaction”). As a result of the JUUL Transaction, Altria owns 35% of the issued and outstanding capital stock of JUUL.
Upon Share Conversion, Altria will possess 35% of JUUL’s outstanding voting power, except to the extent that Altria’s percentage ownership has decreased, and have the right to designate one-third of the members of the JUUL Board of Directors, subject to proportionate downward adjustment if Altria’s percentage ownership falls below 30%.
Altria received a broad preemptive right to purchase JUUL shares to maintain its ownership percentage and is subject to a standstill restriction under which it may not acquire additional JUUL shares above its 35% interest. Furthermore, Altria agreed not to sell or transfer any of its JUUL shares for six years from December 20, 2018.
Altria and JUUL entered into a services agreement pursuant to which Altria has agreed to provide JUUL with certain commercial services, as requested by JUUL, for an initial term of six years. Among other things, Altria may provide services to JUUL with respect to logistics and distribution, access to retail shelf space, youth vaping prevention, cigarette pack inserts and onserts, regulatory matters and government affairs. Altria has also agreed to grant JUUL a non-exclusive, royalty-free perpetual, irrevocable, sublicensable license to Altria’s non-trademark licensable intellectual property rights in the e-vapor field, subject to the terms and conditions set forth in an intellectual property license agreement between the parties.
Altria has agreed to non-competition obligations generally requiring that it participate in the e-vapor business only through JUUL as long as Altria is supplying JUUL services, which Altria is committed to doing for at least six years.
At December 31, 2018, Altria accounts for its investment in JUUL as an investment in an equity security. Since the JUUL shares do not have a readily determinable fair value, Altria has elected to measure its investment in JUUL at its cost minus any impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Upon Share

Conversion, Altria expects to account for its investment in JUUL under the equity method of accounting.
As disclosed in Note 9. Short-term Borrowings and Borrowing Arrangements, Altria financed the JUUL Transaction through a senior unsecured term loan agreement (the “Term Loan Agreement”). Costs incurred to effect the investment in JUUL are being recognized as expenses in Altria’s consolidated statement of earnings. For the year ended December 31, 2018, Altria incurred $85 million of pre-tax acquisition-related costs, consisting primarily of advisory fees, substantially all of which were recorded in marketing, administration and research costs.

Note 9. Short-Term Borrowings and Borrowing Arrangements
At December 31, 2018, Altria had $12.7 billion of short-term borrowings, which is net of $96 million of debt issuance costs, resulting from the Term Loan Agreement discussed below. At December 31, 2017, Altria had no short-term borrowings.
On December 20, 2018, Altria entered into the Term Loan Agreement in connection with its investments in JUUL and Cronos. The Term Loan Agreement provides for borrowings up to an aggregate principal amount of $14.6 billion and is comprised of: (i) a $12.8 billion tranche, which Altria used to finance the JUUL Transaction, and (ii) a $1.8 billion tranche, which Altria intends to use to finance its investment in Cronos. Borrowings under the Term Loan Agreement mature on December 19, 2019, and interest rates on borrowings are, and expect to be, based on the London Interbank Offered Rate (“LIBOR”) plus a percentage based on the higher of the ratings of Altria’s long-term senior unsecured debt from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“Standard & Poor’s”). The applicable percentage based on Altria’s long-term senior unsecured debt ratings at December 31, 2018 for borrowings under the Term Loan Agreement was 1.0%. In addition, the Term Loan Agreement includes a one-time duration fee of 0.125% on any advances outstanding 180 days from December 20, 2018.
At December 31, 2018, Altria had aggregate borrowings under the Term Loan Agreement of $12.8 billion at an interest rate of approximately 3.5%.
Altria’s estimate of the fair value of its short-term borrowings is derived from discounted future cash flows based on the contractual terms of the Term Loan Agreement and observable interest rates and is classified in Level 2 of the fair value hierarchy. The fair value of Altria’s short-term borrowings at December 31, 2018 approximated its carrying value.
At December 31, 2018, accrued interest on short-term borrowings of $15 million was included in other accrued liabilities on Altria’s consolidated balance sheet.
On August 1, 2018, Altria entered into a senior unsecured 5-year revolving credit agreement, which was subsequently amended on January 25, 2019 to include certain covenants that become effective upon the completion of Altria’s pending investment in Cronos (as amended, the “Credit Agreement”). The Credit Agreement, which is used for general corporate purposes, provides for borrowings up to an aggregate principal amount of

$3.0 billion. The Credit Agreement expires on August 1, 2023 and includes an option, subject to certain conditions, for Altria to extend the Credit Agreement for two additional one-year periods. The Credit Agreement replaced Altria’s prior $3.0 billion senior unsecured 5-year revolving credit agreement, which was to expire on August 19, 2020 and was terminated effective August 1, 2018. Pricing for interest and fees under the Credit Agreement may be modified in the event of a change in the rating of Altria’s long-term senior unsecured debt. Interest rates on borrowings under the Credit Agreement are expected to be based on LIBOR plus a percentage based on the higher of the ratings of Altria’s long-term senior unsecured debt from Moody’s and Standard & Poor’s. The applicable percentage based on Altria’s long-term senior unsecured debt ratings at December 31, 2018 for borrowings under the Credit Agreement was 1.0%. The Credit Agreement does not include any other rating triggers, or any provisions that could require the posting of collateral. At December 31, 2018 and 2017, Altria had no borrowings under the Credit Agreement. The credit line available to Altria at December 31, 2018 under the Credit Agreement was $3.0 billion.
The Term Loan Agreement and the Credit Agreement (collectively, the “Borrowing Agreements”) include various covenants, one of which requires Altria to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) to Consolidated Interest Expense of not less than 4.0 to 1.0, calculated as of the end of the applicable quarter on a rolling four quarters basis. At December 31, 2018, the ratio of consolidated EBITDA to Consolidated Interest Expense, calculated in accordance with the Borrowing Agreements, was 14.4 to 1.0. At December 31, 2018, Altria was in compliance with its covenants associated with the Borrowing Agreements. The terms “Consolidated EBITDA” and “Consolidated Interest Expense,” each as defined in the Borrowing Agreements, include certain adjustments.
Any commercial paper issued by Altria and borrowings under the Borrowing Agreements are guaranteed by PM USA as further discussed in Note 20. Condensed Consolidating Financial Information.
At December 31, 2018, Altria had a working capital deficit that included approximately $13.9 billion of debt coming due by December 31, 2019. In addition, Altria has an additional $1.0 billion of debt coming due by January 31, 2020. Although Altria does not currently have the liquid funds necessary to repay all of the $14.9 billion of debt coming due by January 31, 2020, Altria expects to access the credit and capital markets to refinance the debt prior to maturity. Altria believes it is probable that it will implement its refinancing plan because of its profitability, its credit rating, which continues to be investment grade, and history of obtaining financing on reasonable commercial terms.

Note 10. Long-Term Debt
At December 31, 2018 and 2017, Altria’s long-term debt consisted of the following:

(in millions)	2018	2017
Notes, 2.625% to 10.20%, interest payable semi-annually, due through 2046 (1)	$13,000	$13,852
Debenture, 7.75%, interest payable semi-annually, due 2027	42	42
	13,042	13,894
Less current portion of long-term debt	1,144	864
	$11,898	$13,030
(1) Weighted-average coupon interest rate of 4.6% and 4.9% at December 31, 2018 and 2017, respectively.
At December 31, 2018, aggregate maturities of Altria’s long-term debt were as follows:

(in millions)
2019	$1,144
2020	1,000
2021	1,500
2022	1,900
2023	350
Thereafter	7,259
13,153
Less: debt issuance costs	60
debt discounts	51
$13,042
Altria’s estimate of the fair value of its debt is based on observable market information derived from a third party pricing source and is classified in Level 2 of the fair value hierarchy. The aggregate fair value of Altria’s total long-term debt at December 31, 2018 and 2017, was $12.5 billion and $15.3 billion, respectively, as compared with its carrying value of $13.0 billion and $13.9 billion, respectively.
At December 31, 2018 and 2017, accrued interest on long-term debt of $207 million and $219 million, respectively, was included in other accrued liabilities on Altria’s consolidated balance sheets.
▪Altria Senior Notes: The notes of Altria are senior unsecured obligations and rank equally in right of payment with all of Altria’s existing and future senior unsecured indebtedness. Upon the occurrence of both (i) a change of control of Altria and (ii) the notes ceasing to be rated investment grade by each of Moody’s, Standard & Poor’s and Fitch Ratings Ltd. within a specified time period, Altria will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the terms of the notes.
During 2018, Altria repaid in full at maturity notes in the aggregate principal amount of $864 million.
The obligations of Altria under the notes are guaranteed by PM USA as further discussed in Note 20. Condensed Consolidating Financial Information.

▪Debt Tender Offer: During 2016, Altria completed a debt tender offer to purchase for cash certain of its notes in aggregate principal amount of $0.9 billion.
Details of the debt tender offer and the associated pre-tax loss on early extinguishment of debt recorded by Altria were as follows:

(in millions)	2016
Notes Purchased
9.95% Notes due 2038	$441
10.20% Notes due 2039	492
Total	$933

Pre-tax Loss on Early Extinguishment of Debt
Premiums and fees	$809
Write-off of unamortized debt discounts and debt issuance costs	14
Total	$823

Note 11. Capital Stock
At December 31, 2018, Altria had 12 billion shares of authorized common stock; issued, repurchased and outstanding shares of common stock were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, December 31, 2015	2,805,961,317	(845,901,836)	1,960,059,481
Stock award activity	—	(566,256)	(566,256)
Repurchases of common stock	—	(16,221,001)	(16,221,001)
Balances, December 31, 2016	2,805,961,317	(862,689,093)	1,943,272,224
Stock award activity	—	(408,891)	(408,891)
Repurchases of common stock	—	(41,604,141)	(41,604,141)
Balances, December 31, 2017	2,805,961,317	(904,702,125)	1,901,259,192
Stock award activity	—	676,727	676,727
Repurchases of common stock	—	(27,878,324)	(27,878,324)
Balances, December 31, 2018	2,805,961,317	(931,903,722)	1,874,057,595
At December 31, 2018, 40,400,278 shares of common stock were reserved for stock-based awards under Altria’s stock plans, and 10 million shares of serial preferred stock, $1.00 par value, were authorized. No shares of serial preferred stock have been issued.
▪Dividends: During the first quarter of 2018, Altria’s Board of Directors (the “Board of Directors”) approved a 6.1% increase in the quarterly dividend rate to $0.70 per share of Altria common stock versus the previous rate of $0.66 per share. During the third quarter of 2018, the Board of Directors approved an additional 14.3% increase in the quarterly dividend rate to $0.80 per share of Altria common stock, resulting in an overall quarterly dividend rate increase of 21.2% since the beginning of 2018. The current annualized dividend rate is $3.20 per share. Future dividend payments remain subject to the discretion of the Board of Directors.
▪Share Repurchases: In July 2015, the Board of Directors authorized a $1.0 billion share repurchase program that it expanded to $3.0 billion in October 2016 and to $4.0 billion in July 2017 (as expanded, the “July 2015 share repurchase program”). During 2018, 2017 and 2016, Altria repurchased 0.3 million shares, 41.6 million shares, and 16.2 million shares, respectively, of its common stock (at an aggregate cost of approximately $18 million, $2,917 million and $1,030 million, respectively, and at an average price of $71.68 per share, $70.10 per share and $63.48 per share, respectively) under the July 2015 share repurchase program. In January 2018, Altria completed the July 2015 share repurchase program, under which it purchased a total of 58.7 million shares of its common stock at an average price of $68.15 per share.
Following the completion of the July 2015 share repurchase program, the Board of Directors authorized a new $1.0 billion share repurchase program in January 2018 that it expanded to $2.0 billion in May 2018 (as expanded, the “January 2018 share repurchase program”). During 2018, Altria repurchased 27.6 million shares of its common stock (at an aggregate cost of approximately $1,655 million and at an average price of $59.89 per share) under the January 2018 share repurchase program. At December 31, 2018, Altria had approximately $345 million remaining in the January 2018 share repurchase program. The timing of share repurchases under this program depends upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board of Directors.
For the years ended December 31, 2018, 2017 and 2016, Altria’s total share repurchase activity was as follows:

	2018	2017	2016
	(in millions, except per share data)
Total number of shares repurchased	27.9	41.6	16.2
Aggregate cost of shares repurchased	$1,673	$2,917	$1,030
Average price per share of shares repurchased	$60.00	$70.10	$63.48

Note 12. Stock Plans
Under the Altria 2015 Performance Incentive Plan (the “2015 Plan”), Altria may grant stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), deferred stock units and other stock-based awards, as well as cash-based annual and long-term incentive awards to employees of Altria or any of its subsidiaries or affiliates. Any awards granted pursuant to the 2015 Plan may be in the form of performance-based awards, including performance stock units (“PSUs”), subject to the achievement or satisfaction of performance goals and performance cycles. Up to 40 million shares of common stock may be issued under the 2015 Plan. In addition, under the 2015 Stock Compensation Plan for Non-Employee Directors (the “Directors Plan”), Altria may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria.
Shares available to be granted under the 2015 Plan and the Directors Plan at December 31, 2018, were 37,033,741 and 880,291, respectively.
▪Restricted Stock and RSUs: During the vesting period, these shares include nonforfeitable rights to dividends or dividend equivalents and may not be sold, assigned, pledged or otherwise encumbered. Such shares are subject to forfeiture if certain employment conditions are not met. Altria estimates the number of awards expected to be forfeited and adjusts this estimate when subsequent information indicates that the actual number of forfeitures is likely to differ from previous estimates. Shares of restricted stock and RSUs generally vest three years after the grant date.
The fair value of the shares of restricted stock and RSUs at the date of grant, net of estimated forfeitures, is amortized to expense ratably over the restriction period, which is generally three years. Altria recorded pre-tax compensation expense related to restricted stock and RSUs for the years ended December 31, 2018, 2017 and 2016 of $39 million, $49 million and $44 million, respectively. The deferred tax benefit recorded related to this compensation expense was $9 million, $18 million and $17 million for the years ended December 31, 2018, 2017 and 2016, respectively. The unamortized compensation expense related to RSUs was $62 million at December 31, 2018 and is expected to be recognized over a weighted-average period of approximately two years. Altria has not granted any restricted stock after 2014 and had no restricted stock outstanding at December 31, 2017.
RSU activity was as follows for the year ended December 31, 2018:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at December 31, 2017	2,384,501	$60.40
Granted	896,962	$67.17
Vested	(998,145)	$56.44
Forfeited	(153,692)	$62.56
Balance at December 31, 2018	2,129,626	$64.94
The weighted-average grant date fair value of RSUs granted during the years ended December 31, 2018, 2017 and 2016 was

$60 million, $46 million and $56 million, respectively, or $67.17, $71.05 and $59.38 per RSU, respectively. The total fair value of restricted stock and RSUs that vested during the years ended December 31, 2018, 2017 and 2016 was $65 million, $95 million and $78 million, respectively.
▪PSUs: Altria granted an aggregate of 177,338 and 187,886 of PSUs during 2018 and 2017, respectively. Altria did not grant any PSUs during 2016. The payout of PSUs requires the achievement of certain performance measures, which were predetermined at the time of grant, over a three-year performance cycle. These performance measures consist of Altria’s adjusted diluted earnings per share compounded annual growth rate and Altria’s total shareholder return relative to a predetermined peer group. PSUs are also subject to forfeiture if certain employment conditions are not met. At December 31, 2018, Altria had 274,324 PSUs remaining, with a weighted-average grant date fair value of $65.90 per PSU. The fair value of PSUs at the date of grant, net of estimated forfeitures, is amortized to expense over the performance period. Altria recorded pre-tax compensation expense related to PSUs for the year ended December 31, 2018 and 2017 of $7 million and $6 million, respectively. The unamortized compensation expense related to PSUs was $10 million at December 31, 2018.

Note 13. Earnings per Share
Basic and diluted earnings per share (“EPS”) were calculated using the following:

	For the Years Ended December 31,
(in millions)	2018	2017	2016
Net earnings attributable to Altria	$6,963	$10,222	$14,239
Less: Distributed and undistributed earnings attributable to share-based awards	(8)	(14)	(24)
Earnings for basic and diluted EPS	$6,955	$10,208	$14,215
Weighted-average shares for basic EPS	1,887	1,921	1,952
Plus: contingently issuable PSUs	1	—	—
Weighted-average shares for diluted EPS	1,888	1,921	1,952

Note 14. Other Comprehensive Earnings/Losses
The following tables set forth the changes in each component of accumulated other comprehensive losses, net of deferred income taxes, attributable to Altria:

(in millions)	Benefit Plans		AB InBev/SABMiller		Currency Translation Adjustments and Other	Accumulated Other Comprehensive Losses
Balances, December 31, 2015	$(2,010)		$(1,265)		$(5)	$(3,280)
Other comprehensive (losses) earnings before reclassifications	(247)		787		1	541
Deferred income taxes	96		(276)		—	(180)
Other comprehensive (losses) earnings before reclassifications, net of deferred income taxes	(151)		511	(1)	1	361

Amounts reclassified to net earnings	178		1,160		—	1,338
Deferred income taxes	(65)		(406)		—	(471)
Amounts reclassified to net earnings, net of deferred income taxes	113		754	(2)	—	867

Other comprehensive (losses) earnings, net of deferred income taxes	(38)		1,265		1	1,228
Balances, December 31, 2016	(2,048)		—		(4)	(2,052)
Other comprehensive earnings (losses) before reclassifications	52		(91)		—	(39)
Deferred income taxes	(21)		32		—	11
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	31		(59)		—	(28)

Amounts reclassified to net earnings	291		8		—	299
Deferred income taxes	(113)		(3)		—	(116)
Amounts reclassified to net earnings, net of deferred income taxes	178		5		—	183

Other comprehensive earnings (losses), net of deferred income taxes	209		(54)	(3)	—	155
Balances, December 31, 2017	(1,839)		(54)		(4)	(1,897)
Adoption of ASU No. 2018-02 (4)	(397)		(11)		—	(408)

Other comprehensive losses before reclassifications	(151)		(323)		(1)	(475)
Deferred income taxes	39		64		—	103
Other comprehensive losses before reclassifications, net of deferred income taxes	(112)		(259)		(1)	(372)

Amounts reclassified to net earnings	241		(64)		—	177
Deferred income taxes	(61)		14		—	(47)
Amounts reclassified to net earnings, net of deferred income taxes	180	—	(50)		—	130

Other comprehensive earnings (losses), net of deferred income taxes	68		(309)	(3)	(1)	(242)
Balances, December 31, 2018	$(2,168)		$(374)		$(5)	$(2,547)
(1)As a result of the AB InBev Transaction, Altria reversed to investment in SABMiller $414 million of its accumulated other comprehensive losses directly attributable to SABMiller; the remaining $97 million consisted primarily of currency translation adjustments.
(2) As a result of the AB InBev Transaction, Altria recognized $737 million of its accumulated other comprehensive losses directly attributable to SABMiller.
(3) Primarily reflects currency translation adjustments.
(4) Reflects the reclassification of the stranded income tax effects of the Tax Reform Act. For further discussion, see Note 15. Income Taxes.

The following table sets forth pre-tax amounts by component, reclassified from accumulated other comprehensive losses to net earnings:

	For the Years Ended December 31,
(in millions)	2018	2017	2016
Benefit Plans: (1)
Net loss	$276	$325	$223
Prior service cost/credit	(35)	(34)	(45)
	241	291	178
AB InBev/SABMiller (2)	(64)	8	1,160
Pre-tax amounts reclassified from accumulated other comprehensive losses to net earnings	$177	$299	$1,338
(1) Amounts are included in net defined benefit plan costs. For further details, see Note 17. Benefit Plans.
(2) For the years ended December 31, 2018 and 2017, amounts are primarily included in earnings from equity investment in AB InBev. Substantially all of the amount for the year ended December 31, 2016 is included in gain on AB InBev/SABMiller business combination. For further information, see Note 7. Investment in AB InBev/SABMiller.

Note 15. Income Taxes
On December 22, 2017, the U.S. Government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Reform Act”). As a result of the Tax Reform Act, Altria recorded net tax benefits of approximately $3.4 billion in the fourth quarter of 2017 as discussed below. The main provisions of the Tax Reform Act that impact Altria include: (i) a reduction in the U.S. federal statutory corporate income tax rate from 35% to 21% effective January 1, 2018, and (ii) changes in the treatment of foreign-source income, commonly referred to as a modified territorial tax system.
The transition to a modified territorial tax system required Altria to record a deemed repatriation tax and an associated tax basis benefit in 2017. Substantially all of the deemed repatriation tax was related to Altria’s share of AB InBev’s accumulated earnings. Dividends received from AB InBev beginning in 2017, to the extent that such dividends represent previously taxed income attributable to the deemed repatriation tax, result in an associated tax basis expense, which reverses the tax basis benefit recorded in 2017. The Tax Reform Act also includes a provision to tax global intangible low-taxed income (“GILTI”) of foreign subsidiaries. Altria made an accounting policy election to treat taxes due under the GILTI provision as a current period expense.

Earnings before income taxes and provision (benefit) for income taxes consisted of the following for the years ended December 31, 2018, 2017 and 2016:

(in millions)	2018	2017	2016
Earnings (loss) before income taxes:
United States	$9,441	$9,809	$21,867
Outside United States	(100)	19	(15)
Total	$9,341	$9,828	$21,852
Provision (benefit) for income taxes:
Current:
Federal	$1,911	$2,346	$4,093
State and local	519	366	390
Outside United States	1	15	6
	2,431	2,727	4,489
Deferred:
Federal	(18)	(3,213)	3,102
State and local	(42)	86	20
Outside United States	3	1	(3)
	(57)	(3,126)	3,119
Total provision (benefit) for income taxes	$2,374	$(399)	$7,608
Altria’s U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal income tax statute of limitations remains open for the year 2014 and forward, with years 2014 and 2015 currently under examination by the Internal Revenue Service (“IRS”) as part of an audit conducted in the ordinary course of business. With the exception of corresponding federal audit adjustments, state statutes of limitations generally remain open for the year 2014 and forward. Certain of Altria’s state tax returns are currently under examination by various states as part of routine audits conducted in the ordinary course of business.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2018, 2017 and 2016 was as follows:

(in millions)	2018	2017	2016
Balance at beginning of year	$66	$169	$158
Additions based on tax positions related to the current year	—	—	15
Additions for tax positions of prior years	22	129	29
Reductions for tax positions due to lapse of statutes of limitations	—	(4)	(4)
Reductions for tax positions of prior years	(1)	(208)	(28)
Settlements	(2)	(20)	(1)
Balance at end of year	$85	$66	$169
     Unrecognized tax benefits and Altria’s consolidated liability for tax contingencies at December 31, 2018 and 2017 were as follows:

(in millions)	2018	2017
Unrecognized tax benefits	$85	$66
Accrued interest and penalties	13	9
Tax credits and other indirect benefits	(1)	(1)
Liability for tax contingencies	$97	$74
The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2018 was $59 million, along with $26 million affecting deferred taxes. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2017 was $43 million, along with $23 million affecting deferred taxes.
Altria recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision.
For the years ended December 31, 2018, 2017 and 2016, Altria recognized in its consolidated statements of earnings $5 million, $(13) million and $9 million, respectively, of gross interest expense (income) associated with uncertain tax positions.
Altria is subject to income taxation in many jurisdictions. Unrecognized tax benefits reflect the difference between tax positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions with the relevant tax authorities may take many years to complete, and such timing is not entirely within the control of Altria. It is reasonably possible that within the next 12 months certain examinations will be resolved, which could result in a decrease in unrecognized tax benefits of approximately $45 million.
The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016
U.S. federal statutory rate	21.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	4.0	3.5	1.2
Re-measurement of net deferred tax liabilities	—	(31.2)	—
Tax basis in foreign investments	1.5	(7.8)	—
Deemed repatriation tax	0.1	4.2	—
Uncertain tax positions	0.1	(0.9)	—
Investment in AB InBev/SABMiller	(1.1)	(5.9)	(0.6)
Domestic manufacturing deduction	—	(1.8)	(0.8)
Other	(0.2)	0.8	—
Effective tax rate	25.4%	(4.1)%	34.8%
The tax provision in 2018 included tax expense of $188 million related to the Tax Reform Act as follows: (i) tax expense of $140 million resulting from a partial reversal of the tax basis benefit associated with the deemed repatriation tax recorded in 2017; (ii) tax expense of $34 million for a valuation allowance on foreign tax credit carryforwards that are not realizable as a result of updates to the provisional estimates recorded in 2017 and (iii) tax expense of $14 million for an adjustment to the provisional estimates for the repatriation tax recorded in 2017.
Substantially all of the 2018 amounts related to the tax basis adjustment, valuation allowance on foreign tax credits and repatriation tax relate to Altria’s share of AB InBev’s accumulated earnings and associated taxes. The adjustments recorded in 2018 to the provisional estimates recorded in 2017 were based on (i) additional guidance related to, or interpretation of, the Tax Reform Act and associated tax laws and (ii) additional information received from AB InBev, including information regarding AB InBev’s accumulated earnings and associated taxes for the 2016 and 2017 tax years. The accounting for the repatriation tax is complete; therefore, no further adjustments to the provisional estimates are required.
The tax benefit in 2017 included net tax benefits of $3,367 million related to the Tax Reform Act recorded in the fourth quarter of 2017 as follows: (i) a tax benefit of $3,017 million to re-measure Altria and its consolidated subsidiaries’ net deferred tax liabilities based on the new U.S. federal statutory rate and (ii) a net tax benefit of $763 million for a tax basis adjustment associated with the deemed repatriation tax, partially offset by tax expense of $413 million for the deemed repatriation tax.
The 2017 amounts related to the tax basis adjustment and the deemed repatriation tax were based on provisional estimates as of January 18, 2018, substantially all of which are related to Altria’s share of AB InBev’s accumulated earnings and associated taxes.
The tax benefit in 2017 also included tax benefits of $232 million for the release of a valuation allowance in the third quarter of 2017 related to deferred income tax assets for foreign tax credit carryforwards, which is included in investment in AB InBev/SABMiller in the table above; and tax benefits of $152 million related primarily to the effective settlement in the second quarter of 2017 of the IRS audit of Altria and its consolidated subsidiaries’ 2010-2013 tax years, partially offset by tax expense of $114 million in the third quarter of 2017 for tax reserves related to the calculation of certain foreign tax credits.
The tax provision in 2016 included increased tax benefits associated with the cumulative SABMiller and AB InBev dividends and tax expense of $4.9 billion (approximately 35%) for the gain on the AB InBev Transaction.
The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2018 and 2017:

(in millions)	2018	2017
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$500	$539
Settlement charges	864	614
Accrued pension costs	155	136
Net operating losses and tax credit carryforwards	57	18
Total deferred income tax assets	1,576	1,307
Deferred income tax liabilities:
Property, plant and equipment	(251)	(261)
Intangible assets	(2,689)	(2,674)
Investment in AB InBev	(3,038)	(2,859)
Finance assets, net	(313)	(404)
Other	(115)	(121)
Total deferred income tax liabilities	(6,406)	(6,319)
Valuation allowances	(71)	—
Net deferred income tax liabilities	$(4,901)	$(5,012)
At December 31, 2018, Altria had estimated gross state tax net operating losses of $658 million that, if unused, will expire in 2019 through 2038. The 2018 valuation allowance is primarily related to foreign tax credit and state net operating loss carryforwards that more-likely-than-not will not be realized.
On October 1, 2018, Altria adopted ASU 2018-02 and elected to reclassify the stranded income tax effects of the Tax Reform Act on items within accumulated other comprehensive losses to earnings reinvested in the business. The adjustment relates to the change in the U.S. federal statutory corporate income tax rate. This election resulted in an increase to both accumulated other comprehensive losses and earnings reinvested in the business of $408 million on October 1, 2018.

Note 16. Segment Reporting
The products of Altria’s subsidiaries include smokeable tobacco products, consisting of combustible cigarettes manufactured and sold by PM USA and Nat Sherman, machine-made large cigars and pipe tobacco manufactured and sold by Middleton and premium cigars sold by Nat Sherman; smokeless tobacco products, consisting of moist smokeless tobacco and snus products manufactured and sold by USSTC; and wine produced and/or distributed by Ste. Michelle. The products and services of these subsidiaries constitute Altria’s reportable segments of smokeable products, smokeless products and wine. The financial services and the innovative tobacco products businesses are included in all other.

As discussed in Note 17. Benefit Plans, on January 1, 2018, Altria adopted ASU 2017-07, which resulted in a change to prior-period operating income. As a result, certain immaterial prior-period operating companies income (loss) data has been restated.
Altria’s chief operating decision maker (the “CODM”) reviews operating companies income to evaluate the performance of, and allocate resources to, the segments. Operating companies income for the segments is defined as operating income before general corporate expenses and amortization of intangibles. Interest and other debt expense, net, net periodic benefit cost/income, excluding service cost, and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by the CODM. Information about total assets by segment is not disclosed because such information is not reported to or used by the CODM. Substantially all of Altria’s long-lived assets are located in the United States. Segment goodwill and other intangible assets, net, are disclosed in Note 4. Goodwill and Other Intangible Assets, net. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.
Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2018	2017	2016
Net revenues:
Smokeable products	$22,297	$22,636	$22,851
Smokeless products	2,262	2,155	2,051
Wine	691	698	746
All other	114	87	96
Net revenues	$25,364	$25,576	$25,744
Earnings before income taxes:
Operating companies income (loss):
Smokeable products	$8,408	$8,426	$7,766
Smokeless products	1,431	1,306	1,172
Wine	50	146	164
All other	(421)	(51)	(98)
Amortization of intangibles	(38)	(21)	(21)
General corporate expenses	(315)	(213)	(217)
Corporate asset impairment and exit costs	—	—	(5)
Operating income	9,115	9,593	8,761
Interest and other debt expense, net	(665)	(705)	(747)
Loss on early extinguishment of debt	—	—	(823)
Net periodic benefit income (cost), excluding service cost	34	(37)	1
Earnings from equity investment in AB InBev/SABMiller	890	532	795
(Loss) gain on AB InBev/SABMiller business combination	(33)	445	13,865
Earnings before income taxes	$9,341	$9,828	$21,852

The smokeable products segment included net revenues of $21,506 million, $21,900 million and $22,199 million for the years ended December 31, 2018, 2017 and 2016, respectively, related to cigarettes and net revenues of $791 million, $736 million and $652 million for the years ended December 31, 2018, 2017 and 2016, respectively, related to cigars.
Substantially all of Altria’s net revenues are from sales generated in the United States for the years ended December 31, 2018, 2017 and 2016. PM USA, USSTC, Middleton and Nat Sherman’s largest customer, McLane Company, Inc., accounted for approximately 27%, 26% and 25% of Altria’s consolidated net revenues for the years ended December 31, 2018, 2017 and 2016, respectively. In addition, Core-Mark Holding Company, Inc. accounted for approximately 14% of Altria’s consolidated net revenues for each of the years ended December 31, 2018, 2017 and 2016. Substantially all of these net revenues were reported in the smokeable products and smokeless products segments. Sales to two distributors accounted for approximately 64% of net revenues for the wine segment for the year ended December 31, 2018. Sales to three distributors accounted for approximately 67% and 69% of net revenues for the wine segment for the years ended December 31, 2017 and 2016, respectively.
Details of Altria’s depreciation expense and capital expenditures were as follows:

	For the Years Ended December 31,
(in millions)	2018	2017	2016
Depreciation expense:
Smokeable products	$90	$93	$93
Smokeless products	28	29	26
Wine	40	40	36
General corporate and other	31	26	28
Total depreciation expense	$189	$188	$183
Capital expenditures:
Smokeable products	$81	$39	$55
Smokeless products	73	61	52
Wine	40	53	59
General corporate and other	44	46	23
Total capital expenditures	$238	$199	$189
The comparability of operating companies income for the reportable segments was affected by the following:
▪Non-Participating Manufacturer (“NPM”) Adjustment Items: For the years ended December 31, 2018, 2017 and 2016, pre-tax (income) expense for NPM adjustment items was recorded in Altria’s consolidated statements of earnings as follows:

(in millions)	2018	2017	2016
Smokeable products segment	$(145)	$(5)	$12
Interest and other debt expense, net	—	9	6
Total	$(145)	$4	$18
NPM adjustment items result from the resolutions of certain disputes with states and territories related to the NPM adjustment provision under the 1998 Master Settlement Agreement (such dispute resolutions are referred to as “NPM Adjustment Items”

and are more fully described in Health Care Cost Recovery Litigation - NPM Adjustment Disputes in Note 19. Contingencies). The amounts shown in the table above for the smokeable products segment were recorded by PM USA as (reductions) increases to cost of sales, which (increased) decreased operating companies income in the smokeable products segment.
▪Tobacco and Health Litigation Items: For the years ended December 31, 2018, 2017 and 2016, pre-tax charges related to certain tobacco and health litigation items were recorded in Altria’s consolidated statements of earnings as follows:

(in millions)	2018	2017	2016
Smokeable products segment	$103	$72	$88
Smokeless products segment	10	—	—
Interest and other debt expense, net	18	8	17
Total	$131	$80	$105
The amounts shown in the table above for the smokeable and smokeless products segments were recorded in marketing, administration and research costs. For further discussion, see Note 19. Contingencies.
▪Smokeless Products Recall: During 2017, USSTC voluntarily recalled certain smokeless tobacco products manufactured at its Franklin Park, Illinois facility due to a product tampering incident (the “Recall”). USSTC estimated that the Recall reduced smokeless products segment operating companies income by approximately $60 million in 2017.
▪Asset Impairment, Exit and Implementation Costs: See Note 5. Asset Impairment, Exit and Implementation Costs for a breakdown of these costs by segment.

Note 17. Benefit Plans
Subsidiaries of Altria sponsor noncontributory defined benefit pension plans covering certain employees of Altria and its subsidiaries. Employees hired on or after a date specific to their employee group are not eligible to participate in these noncontributory defined benefit pension plans but are instead eligible to participate in a defined contribution plan with enhanced benefits. This transition for new hires occurred from October 1, 2006 to January 1, 2008. In addition, effective January 1, 2010, certain employees of UST’s subsidiaries and Middleton who were participants in noncontributory defined benefit pension plans ceased to earn additional benefit service under those plans and became eligible to participate in a defined contribution plan with enhanced benefits. Altria and its subsidiaries also provide postretirement health care and other benefits to certain retired employees.

The plan assets and benefit obligations of Altria’s pension plans and postretirement plans are measured at December 31 of each year. In December 2017, Altria made a contribution of $270 million to a trust to fund certain postretirement benefits. Prior to this contribution, Altria’s postretirement plans were not funded.
The discount rates for Altria’s plans were based on a yield curve developed from a model portfolio of high-quality corporate bonds with durations that match the expected future cash flows of the pension and postretirement benefit obligations.
On January 1, 2018 Altria adopted ASU No. 2017-07, which requires an employer to report the service cost component of net periodic pension cost and net periodic postretirement benefit cost in the same line item or items as other compensation costs arising from services rendered by employees during the period. The other components of net periodic pension cost and net periodic postretirement benefit cost are required to be presented in the statements of earnings separately from the service cost component and outside the subtotal of operating income. Additionally, only the service cost component is eligible for capitalization. Altria retrospectively adopted the guidance for the presentation of the service cost component and the other components of net periodic pension cost and net periodic postretirement benefit cost in its consolidated statements of earnings, and prospectively adopted the capitalization of service cost. Altria used the practical expedient provided in ASU No. 2017-07 that permits Altria to use the amounts disclosed in its benefit plans note for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements. For the year ended December 31, 2017, the adoption of ASU No. 2017-07 resulted in a reclassification of net periodic benefit cost of $12 million, $24 million and $1 million from cost of sales, marketing, administration and research costs, and asset impairment and exit costs, respectively, to net periodic benefit (income) cost, excluding service cost in Altria’s consolidated statement of earnings. For the year ended December 31, 2016, the adoption resulted in a reclassification of net periodic benefit income of $19 million and $12 million from cost of sales and marketing, administration and research costs, respectively, and a reclassification of net periodic benefit cost of $30 million from asset impairment and exit costs, to net periodic benefit (income) cost, excluding service cost in Altria’s consolidated statement of earnings. In addition, certain prior-period segment data has been reclassified to conform with the current period’s presentation. For further discussion, see Note 16. Segment Reporting.

▪	Obligations and Funded Status: The benefit obligations, plan assets and funded status of Altria’s pension and postretirement plans at December 31, 2018 and 2017 were as follows:

	Pension		Postretirement
(in millions)	2018	2017	2018	2017
Change in benefit obligation:
Benefit obligation at beginning of year	$8,510	$8,312	$2,335	$2,364
Service cost	81	75	18	16
Interest cost	276	288	70	76
Benefits paid	(488)	(703)	(130)	(139)
Actuarial (gains) losses	(660)	589	(298)	56
Termination, settlement and curtailment	(18)	(51)	—	—
Other	25	—	45	(38)
Benefit obligation at end of year	7,726	8,510	2,040	2,335
Change in plan assets:
Fair value of plan assets at beginning of year	8,015	7,475	270	—
Actual return on plan assets	(430)	1,219	(14)	—
Employer contributions	41	24	—	270
Benefits paid	(488)	(703)	(45)	—
Fair value of plan assets at end of year	7,138	8,015	211	270
Funded status at December 31	$(588)	$(495)	$(1,829)	$(2,065)
Amounts recognized on Altria’s consolidated balance sheets were as follows:
Other accrued liabilities	$(44)	$(51)	$(80)	$(78)
Accrued pension costs	(544)	(445)	—	—
Other assets	—	1	—	—
Accrued postretirement health care costs	—	—	(1,749)	(1,987)
	$(588)	$(495)	$(1,829)	$(2,065)
The table above presents the projected benefit obligation for Altria’s pension plans. The accumulated benefit obligation, which represents benefits earned to date, for the pension plans was $7.4 billion and $8.2 billion at December 31, 2018 and 2017, respectively.

For plans with accumulated benefit obligations in excess of plan assets at December 31, 2018, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $7,598 million, $7,239 million and $7,012 million, respectively. For plans with accumulated benefit obligations in excess of plan assets at December 31, 2017, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $413 million, $364 million and $124 million, respectively.
The Patient Protection and Affordable Care Act (“PPACA”), as amended by the Health Care and Education Reconciliation Act of 2010, mandates health care reforms with staggered effective dates from 2010 to 2022, including the imposition of an excise tax on high cost health care plans effective in 2022. The additional accumulated postretirement liability resulting from the PPACA, which is not material to Altria, has been included in Altria’s accumulated postretirement benefit obligation at December 31, 2018 and 2017. Given the complexity of the PPACA and the extended time period during which implementation is expected to occur, future adjustments to Altria’s accumulated postretirement benefit obligation may be necessary.

The following assumptions were used to determine Altria’s pension and postretirement benefit obligations at December 31:

	Pension		Postretirement
	2018	2017	2018	2017
Discount rate	4.4%	3.7%	4.4%	3.7%
Rate of compensation increase	4.0	4.0	—	—
Health care cost trend rate assumed for next year	—	—	6.5	7.0
Ultimate trend rate	—	—	5.0	5.0
Year that the rate reaches the ultimate trend rate	—	—	2025	2022

▪	Components of Net Periodic Benefit Cost: Net periodic benefit cost consisted of the following for the years ended December 31, 2018, 2017 and 2016:

	Pension			Postretirement
(in millions)	2018	2017	2016	2018	2017	2016
Service cost	$81	$75	$76	$18	$16	$17
Interest cost	276	288	281	70	76	77
Expected return on plan assets	(585)	(601)	(553)	(19)	—	—
Amortization:
Net loss	225	197	171	21	25	25
Prior service cost (credit)	4	4	5	(42)	(38)	(39)
Termination, settlement and curtailment	16	86	34	—	—	(2)
Net periodic benefit cost	$17	$49	$14	$48	$79	$78
Termination, settlement and curtailment shown in the table above primarily relate to the settlement charge discussed below, and the cost reduction program, productivity initiative and facilities consolidation discussed in Note 5. Asset Impairment, Exit and Implementation Costs.
In the third quarter of 2017, Altria made a voluntary, limited-time offer to former employees with vested benefits in the Altria Retirement Plan who had not commenced receiving benefit payments and who met certain other conditions. Eligible participants were offered the opportunity to make a one-time election to receive their pension benefit as a single lump sum payment or as a monthly annuity. Distributions to former employees who elected to receive lump sum payments totaled approximately $277 million, substantially all of which were made in December 2017 from the Altria Retirement Plan’s assets. Payments began on January 1, 2018 to former employees who elected a monthly annuity. As a result of the lump sum distributions, Altria recorded a one-time settlement charge of $81 million in 2017.

The amounts included in termination, settlement and curtailment in the table above were comprised of the following changes:

	Pension			Post-retirement
(in millions)	2018	2017	2016	2016
Benefit obligation	$—	$—	$23	$11
Other comprehensive earnings/losses:
Net loss	13	86	9	—
Prior service cost (credit)	3	—	2	(13)
	$16	$86	$34	$(2)
The estimated net loss and prior service cost (credit) that are expected to be amortized from accumulated other comprehensive losses into net periodic benefit cost during 2019 is as follows:

(in millions)	Pension	Postretirement
Net loss	$169	$12
Prior service cost (credit)	6	(32)

The following assumptions were used to determine Altria’s net periodic benefit cost for the years ended December 31:

	Pension			Postretirement
	2018	2017	2016	2018	2017	2016
Discount rates:
Service cost	3.8%	4.3%	4.7%	3.8%	4.3%	4.5%
Interest cost	3.3	3.5	3.6	3.3	3.5	3.4
Expected rate of return on plan assets	7.8	8.0	8.0	7.8	—	—
Rate of compensation increase	4.0	4.0	4.0	—	—	—
Health care cost trend rate	—	—	—	7.0	7.0	6.5
Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement health care plans. A one-percentage-point change in assumed health care cost trend rates would have had the following effects as of December 31, 2018:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of postretirement service and interest cost	7.5%	(6.3)%
Effect on postretirement benefit obligation	5.6%	(4.8)%
▪Defined Contribution Plans: Altria sponsors deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of earnings, as defined by the plans. Amounts charged to expense for these defined contribution plans totaled $85 million, $83 million and $93 million in 2018, 2017 and 2016, respectively.
▪Pension and Postretirement Plan Assets: Altria’s investment strategy for its pension and postretirement plan assets is based on an expectation that equity securities will outperform debt securities over the long term. Altria believes that it implements the investment strategy in a prudent and risk-controlled manner, consistent with the fiduciary requirements of the Employee Retirement Income Security Act of 1974, by investing retirement plan assets in a well-diversified mix of equities, fixed income and other securities that reflects the impact of the demographic mix of plan participants on the benefit obligation using a target asset allocation between equity securities and fixed income investments of 55%/45%.
The composition of Altria’s plan assets at December 31, 2018 was broadly characterized with the following allocation:

	Pension	Postretirement
Equity securities	48%	48%
Corporate bonds	32%	42%
U.S. Treasury and foreign government securities	20%	10%

Altria’s plan asset allocations at December 31, 2018 reflect fourth quarter 2018 equity market underperformance and are monitored on an ongoing basis to adjust as necessary.
Substantially all pension and all postretirement assets can be used to make monthly benefit payments.
Altria’s investment objective for its pension and postretirement plan assets is accomplished by investing in U.S. and international equity index strategies that are intended to mirror indices including, but not limited to, the Standard & Poor’s 500 Index and Morgan Stanley Capital International (“MSCI”) Europe, Australasia, and the Far East (“EAFE”) Index. Altria’s pension and postretirement plans also invest in actively managed international equity securities of large, mid and small cap companies located in developed and emerging markets, as well as long duration fixed income securities that primarily include corporate bonds of companies from diversified industries. For pension plan assets, the allocation to below investment grade securities represented 14% of the fixed income holdings or 7% of the total plan assets at December 31, 2018. The allocation to emerging markets represented 1% of equity holdings or less than 1% of total plan assets at December 31, 2018. For postretirement plan assets, the allocation to below investment grade securities represented 13% of the fixed income holdings or 6% of the total plan assets at December 31, 2018. There were no postretirement plan assets invested in emerging markets at December 31, 2018.
Altria’s risk management practices for its pension and postretirement plans include ongoing monitoring of asset allocation, investment performance and investment managers’ compliance with their investment guidelines, periodic rebalancing between equity and debt asset classes and annual actuarial re-measurement of plan liabilities.
Altria’s expected rate of return on pension and postretirement plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. The forward-looking estimates are consistent with the overall long-term averages exhibited by returns on equity and fixed income securities.

The fair values of Altria’s pension plan assets by asset category at December 31, 2018 and 2017 were as follows:

	2018				2017
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$868	$—	$868	$—	$588	$—	$588
U.S. municipal bonds	—	73	—	73	—	81	—	81
Foreign government and agencies	—	115	—	115	—	150	—	150
Corporate debt instruments:
Above investment grade	—	1,726	—	1,726	—	1,789	—	1,789
Below investment grade and no rating	—	478	—	478	—	511	—	511
Common stock:
International equities	237	—	—	237	1,396	—	—	1,396
U.S. equities	1,082	—	—	1,082	831	—	—	831
Cash and cash equivalents	—	303	—	303	—	106	—	106
Other, net	36	36	—	72	47	42	—	89
	$1,355	$3,599	$—	$4,954	$2,274	$3,267	$—	$5,541
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds
U.S. large cap				$1,722				$2,014
U.S. small cap				328				361
International developed markets				86				100
Total investments measured at NAV				$2,136				$2,475

Other				48				(1)
Fair value of plan assets, net				$7,138				$8,015
Level 3 holdings and transactions were immaterial to total plan assets at December 31, 2018 and 2017.

The fair value of Altria’s postretirement plan assets at December 31, 2018 were as follows:

		2018
(in millions)	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$13	$13
Foreign government and agencies	—	3	3
Corporate debt instruments:
Above investment grade	—	71	71
Below investment grade and no rating	—	8	8
Other, net	2	2	4
	$2	$97	$99
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds:
U.S. large cap			$77
International developed markets			26
Total investments measured at NAV			$103

Other			9
Fair value of plan assets, net			$211

At December 31, 2017, postretirement plan assets totaled $270 million, of which $148 million was invested in collective investment funds and $122 million was held in a non-interest bearing cash account. There were no postretirement plan investments classified in Level 1, Level 2 or Level 3 of the fair value hierarchy at December 31, 2017.
There were no Level 3 postretirement plan holdings or transactions during 2018 and 2017.
For a description of the fair value hierarchy and the three levels of inputs used to measure fair value, see Note 2. Summary of Significant Accounting Policies.
Following is a description of the valuation methodologies used for investments measured at fair value.

▪	U.S. and Foreign Government Securities: U.S. and foreign government securities consist of investments in Treasury

Nominal Bonds and Inflation Protected Securities and municipal securities. Government securities are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.

▪
Corporate Debt Instruments: Corporate debt instruments are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.

▪	Common Stock: Common stocks are valued based on the price of the security as listed on an open active exchange on last trade date.

▪
Collective Investment Funds: Collective investment funds consist of funds that are intended to mirror indices such as Standard & Poor’s 500 Index and MSCI EAFE Index. They are valued on the basis of the relative interest of each participating investor in the fair value of the underlying assets of each of the respective collective investment funds. The underlying assets are valued based on the net asset value (“NAV”), which is provided by the investment account manager as a practical expedient to estimate fair value. These investments are not classified by level but are disclosed to permit reconciliation to the fair value of plan assets.

Cash Flows: Altria makes contributions to the pension plans to the extent that the contributions are tax deductible and pays benefits that relate to plans for salaried employees that cannot be funded under IRS regulations. Currently, Altria anticipates making employer contributions to its pension plans of up to approximately $50 million in 2019 based on current tax law. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension plan assets, or changes in interest rates. Currently, Altria anticipates making employer contributions to its postretirement plans of up to approximately $60 million in 2019. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on postretirement plan assets.

Estimated future benefit payments at December 31, 2018 were as follows:

(in millions)	Pension	Postretirement
2019	$484	$132
2020	464	130
2021	468	129
2022	470	129
2023	474	125
2024-2028	2,362	598

Comprehensive Earnings/Losses
The amounts recorded in accumulated other comprehensive losses at December 31, 2018 consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net loss	$(2,591)	$(327)	$(78)	$(2,996)
Prior service (cost) credit	(34)	108	(6)	68
Deferred income taxes	679	61	20	760
Amounts recorded in accumulated other comprehensive losses	$(1,946)	$(158)	$(64)	$(2,168)

The amounts recorded in accumulated other comprehensive losses at December 31, 2017 consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net loss	$(2,493)	$(612)	$(93)	$(3,198)
Prior service (cost) credit	(15)	195	—	180
Deferred income taxes	979	166	34	1,179
Amounts recorded in accumulated other comprehensive losses	$(1,529)	$(251)	$(59)	$(1,839)
The movements in other comprehensive earnings/losses during the year ended December 31, 2018 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$225	$21	$17	$263
Prior service cost/credit	4	(42)	—	(38)
Other expense:
Net loss	13	—	—	13
Prior service cost/credit	3	—	—	3
Deferred income taxes	(61)	4	(4)	(61)
	$184	$(17)	$13	$180
Other movements during the year:
Adoption of ASU 2018-02 (1)	$(330)	$(55)	$(12)	$(397)
Net loss	(336)	264	(2)	(74)
Prior service cost/credit	(26)	(45)	(6)	(77)
Deferred income taxes	91	(54)	2	39
	$(601)	$110	$(18)	$(509)
Total movements in other comprehensive earnings/losses	$(417)	$93	$(5)	$(329)
(1) Reflects the reclassification of the stranded income tax effects of the Tax Reform Act. For further discussion, see Note 15. Income Taxes.

The movements in other comprehensive earnings/losses during the year ended December 31, 2017 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$197	$25	$17	$239
Prior service cost/credit	4	(38)	—	(34)
Other expense:
Net loss	86	—	—	86
Deferred income taxes	(113)	6	(6)	(113)
	$174	$(7)	$11	$178
Other movements during the year:
Net loss	$81	$(56)	$(11)	$14
Prior service cost/credit	—	38	—	38
Deferred income taxes	(32)	7	4	(21)
	$49	$(11)	$(7)	$31
Total movements in other comprehensive earnings/losses	$223	$(18)	$4	$209
The movements in other comprehensive earnings/losses during the year ended December 31, 2016 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$171	$25	$18	$214
Prior service cost/credit	5	(39)	—	(34)
Other expense (income):
Net loss	9	—	—	9
Prior service cost/credit	2	(13)	—	(11)
Deferred income taxes	(69)	11	(7)	(65)
	$118	$(16)	$11	$113
Other movements during the year:
Net loss	$(232)	$(18)	$(9)	$(259)
Prior service cost/credit	(4)	16	—	12
Deferred income taxes	92	1	3	96
	$(144)	$(1)	$(6)	$(151)
Total movements in other comprehensive earnings/losses	$(26)	$(17)	$5	$(38)

Note 18. Additional Information

	For the Years Ended December 31,
(in millions)	2018	2017	2016
Research and development expense	$252	$241	$203
Advertising expense	$37	$29	$27
Interest and other debt expense, net:
Interest expense	$697	$727	$754
Interest income	(32)	(31)	(13)
Interest related to NPM Adjustment Items	—	9	6
	$665	$705	$747
Rent expense	$42	$43	$53

Minimum rental commitments and sublease income under non-cancelable operating leases in effect at December 31, 2018 were as follows:

(in millions)	Rental Commitments	Sublease Income
2019	$41	$5
2020	35	5
2021	31	5
2022	24	5
2023	17	5
Thereafter	34	2
	$182	$27
The activity in the allowance for discounts and allowance for returned goods for the years ended December 31, 2018, 2017 and 2016 was as follows:

(in millions)	2018		2017		2016
	Discounts	Returned Goods	Discounts	Returned Goods	Discounts	Returned Goods
Balance at beginning of year	$—	$40	$—	$49	$—	$68
Charged to costs and expenses	620	97	626	130	628	133
Deductions (1)	(620)	(105)	(626)	(139)	(628)	(152)
Balance at end of year	$—	$32	$—	$40	$—	$49
(1) Represents the recording of discounts and returns for which allowances were created.
The activity in the allowance for losses on finance assets for the years ended December 31, 2018, 2017 and 2016 was as follows:

(in millions)	2018	2017	2016
Balance at beginning of year	$23	$32	$42
Decrease to allowance	(4)	(9)	(10)
Balance at end of year	$19	$23	$32

Note 19. Contingencies
Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against Altria and its subsidiaries, including PM USA and UST and its subsidiaries, as well as their respective indemnitees. Various types of claims may be raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors, shareholders or distributors.
Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages claimed in some tobacco-related and other litigation are or can be significant and, in certain cases, have ranged in the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. In certain cases, plaintiffs claim that defendants’ liability is joint and several. In such cases, Altria or its subsidiaries may face the risk that one or more co-defendants decline or otherwise fail to participate in the bonding required for an appeal or to pay their proportionate or jury-allocated share of a judgment. As a result, Altria or its subsidiaries under certain circumstances may have to pay more than their proportionate share of any bonding- or judgment-related amounts. Furthermore, in those cases where plaintiffs are successful, Altria or its subsidiaries may also be required to pay interest and attorneys’ fees.
Although PM USA has historically been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 47 states and Puerto Rico limit the dollar amount of bonds or require no bond at all. As discussed below, however, tobacco litigation plaintiffs have challenged the constitutionality of Florida’s bond cap statute in several cases and plaintiffs may challenge state bond cap statutes in other jurisdictions as well. Such challenges may include the applicability of state bond caps in federal court. States, including Florida, may also seek to repeal or alter bond cap statutes through legislation. Although Altria cannot predict the outcome of such challenges, it is possible that the consolidated results of operations, cash flows or financial position of Altria, or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome of one or more such challenges.

Altria and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except to the extent discussed elsewhere in this Note 19 Contingencies: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome in any of the pending tobacco-related cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Litigation defense costs are expensed as incurred.
Altria and its subsidiaries have achieved substantial success in managing litigation. Nevertheless, litigation is subject to uncertainty and significant challenges remain. It is possible that the consolidated results of operations, cash flows or financial position of Altria, or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Altria and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. Each of the companies has defended, and will continue to defend, vigorously against litigation challenges. However, Altria and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of Altria to do so.

Overview of Altria and/or PM USA Tobacco-Related Litigation

Types and Number of Cases: Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs; (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding; (iii) health care cost recovery cases brought by governmental (both domestic and foreign) plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits; (iv) class action suits alleging that the uses of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment, breach of warranty or violations of the Racketeer Influenced and Corrupt Organizations Act (“RICO”); and (v) other tobacco-related litigation described below. Plaintiffs’ theories of recovery and the defenses raised in pending smoking and health, health care cost recovery and “Lights/Ultra Lights” cases are discussed below.

The table below lists the number of certain tobacco-related cases pending in the United States against PM USA and, in some instances, Altria as of December 31, 2018, 2017 and 2016:

	2018	2017	2016
Individual Smoking and Health Cases (1)	100	92	70
Smoking and Health Class Actions and Aggregated Claims Litigation (2)	2	4	5
Health Care Cost Recovery Actions (3)	1	1	1
“Lights/Ultra Lights” Class Actions	2	3	8
(1) Includes 30 cases filed in Massachusetts and 37 non-Engle cases filed in Florida. Does not include individual smoking and health cases brought by or on behalf of plaintiffs in Florida state and federal courts following the decertification of the Engle case (these Engle progeny cases are discussed below in Smoking and Health Litigation - Engle Class Action). Also does not include 1,490 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke (“ETS”). The flight attendants allege that they are members of an ETS smoking and health class action in Florida, which was settled in 1997 (Broin). The terms of the court-approved settlement in that case allowed class members to file individual lawsuits seeking compensatory damages, but prohibited them from seeking punitive damages. In March 2018, 923 of these cases were voluntarily dismissed without prejudice.
(2) The 2016 and 2017 pending cases include as one case the 30 civil actions that were to be tried in six consolidated trials in West Virginia (In re: Tobacco Litigation). PM USA was a defendant in nine of the 30 cases. The parties resolved these cases for an immaterial amount, and in the second quarter of 2018, the court dismissed all 30 cases.
(3) See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below.

International Tobacco-Related Cases: As of January 29, 2019, PM USA is a named defendant in 10 health care cost recovery actions in Canada, eight of which also name Altria as a defendant. PM USA and Altria are also named defendants in seven smoking and health class actions filed in various Canadian provinces. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and Philip Morris International Inc. (“PMI”) that provides for indemnities for certain liabilities concerning tobacco products.

Tobacco-Related Cases Set for Trial: As of January 29, 2019, 10 Engle progeny cases are set for trial through March 31, 2019. In addition, there are no individual smoking and health cases against PM USA set for trial during this period. Cases against other companies in the tobacco industry may also be scheduled for trial during this period. Trial dates are subject to change.

Trial Results: Since January 1999, excluding the Engle progeny cases (separately discussed below), verdicts have been returned in 65 smoking and health, “Lights/Ultra Lights” and health care cost recovery cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 43 of the 65 cases. These 43 cases were tried in Alaska (1), California (7), Connecticut (1), Florida (10), Louisiana (1), Massachusetts (3), Mississippi (1), Missouri (4), New Hampshire (1), New Jersey (1), New York (5), Ohio (2), Pennsylvania (1), Rhode Island (1), Tennessee (2) and West Virginia (2). A motion for a new trial was granted in one of the cases in Florida and in the case in Alaska. In the Alaska case (Hunter), the jury returned a verdict in favor of

PM USA in April 2018 in the third trial of this case. In May 2018, plaintiff filed a motion for a new trial, which the court denied.
Of the 22 non-Engle progeny cases in which verdicts were returned in favor of plaintiffs, 19 have reached final resolution.
See Smoking and Health Litigation - Engle Progeny Trial Results below for a discussion of verdicts in state and federal Engle progeny cases involving PM USA as of January 29, 2019.

Judgments Paid and Provisions for Tobacco and Health Litigation Items (Including Engle Progeny Litigation): After exhausting all appeals in those cases resulting in adverse verdicts associated with tobacco-related litigation, since October 2004, PM USA has paid in the aggregate judgments and settlements (including related costs and fees) totaling approximately $578 million and interest totaling approximately $195 million as of December 31, 2018. These amounts include payments for Engle progeny judgments (and related costs and fees) totaling approximately $186 million, interest totaling approximately $33 million and payment of approximately $43 million in connection with the Federal Engle Agreement, discussed below.

The changes in Altria’s accrued liability for tobacco and health litigation items, including related interest costs, for the periods specified below are as follows:

(in millions)	2018	2017	2016
Accrued liability for tobacco and health litigation items at beginning of year (1)	$106	$47	$132
Pre-tax charges for:
Tobacco and health litigation	113	72	88
Related interest costs	18	8	17
Payments (1)	(125)	(21)	(190)
Accrued liability for tobacco and health litigation items at end of year (1)	$112	$106	$47
(1) Includes amounts related to the costs of implementing the corrective communications remedy related to the Federal Government’s Lawsuit discussed below.
The accrued liability for tobacco and health litigation items, including related interest costs, was included in liabilities on Altria’s consolidated balance sheets. Pre-tax charges for tobacco and health litigation were included in marketing, administration and research costs on Altria’s consolidated statements of earnings. Pre-tax charges for related interest costs were included in interest and other debt expense, net on Altria’s consolidated statements of earnings.

Security for Judgments: To obtain stays of judgments pending appeal, PM USA has posted various forms of security. As of December 31, 2018, PM USA has posted appeal bonds totaling approximately $100 million, which have been collateralized with restricted cash that are included in assets on the consolidated balance sheet.

Smoking and Health Litigation

Overview: Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and claims under the federal and state anti-racketeering statutes. Plaintiffs in the smoking and health cases seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.

Non-Engle Progeny Litigation: Summarized below are the non-Engle progeny smoking and health cases pending during 2018 in which a verdict was returned in favor of plaintiff and against PM USA. Charts listing certain verdicts for plaintiffs in the Engle progeny cases can be found in Smoking and Health Litigation - Engle Progeny Trial Results below.

Capone: In December 2018, a jury in a Florida state court returned a verdict in favor of plaintiff, awarding $225,000 in compensatory damages.

Gentile: In October 2017, a jury in a Florida state court returned a verdict in favor of plaintiff, awarding approximately $7.1 million in compensatory damages and allocating 75% of the fault to PM USA (an amount of approximately $5.3 million). In April 2018, the trial court entered final judgment in favor of plaintiff and PM USA posted a bond in the amount of approximately $8 million. In May 2018, PM USA filed a notice of appeal to the Florida Fourth District Court of Appeal.

Bullock: In December 2015, a jury in the U.S. District Court for the Central District of California returned a verdict in favor of plaintiff, awarding $900,000 in compensatory damages. On appeal, the U.S. Court of Appeals for the Ninth Circuit affirmed the judgment. In the fourth quarter of 2017, PM USA recorded a provision on its consolidated balance sheet of approximately $1 million for the judgment, interest and associated costs. In the first quarter of 2018, PM USA paid this amount, concluding this litigation.

Federal Government’s Lawsuit: See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below for a discussion of the verdict and post-trial developments in the United States of America health care cost recovery case.

Engle Class Action: In July 2000, in the second phase of the Engle smoking and health class action in Florida, a jury returned a verdict assessing punitive damages totaling approximately $145 billion against various defendants, including $74 billion against PM USA. Following entry of judgment, PM USA appealed. In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the class. Plaintiffs petitioned the Florida Supreme Court for further review.
In July 2006, the Florida Supreme Court ordered that the punitive damages award be vacated, that the class approved by the trial court be decertified and that members of the decertified class could file individual actions against defendants within one year of issuance of the mandate. The court further declared the following Phase I findings are entitled to res judicata effect in such individual actions brought within one year of the issuance of the mandate: (i) that smoking causes various diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants’ cigarettes were defective and unreasonably dangerous; (iv) that defendants concealed or omitted material information not otherwise known or available knowing that the material was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to misrepresent information regarding the health effects or addictive nature of cigarettes with the intention of causing the public to rely on this information to their detriment; (vi) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vii) that all defendants sold or supplied cigarettes that were defective; and (viii) that defendants were negligent.
In August 2006, PM USA and plaintiffs sought rehearing from the Florida Supreme Court on parts of its July 2006 opinion. In December 2006, the Florida Supreme Court refused to revise its July 2006 ruling, except that it revised the set of Phase I findings entitled to res judicata effect by excluding finding (v) listed above (relating to agreement to misrepresent information), and added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations of fact made by defendants. In January 2007, the Florida Supreme Court issued the mandate from its revised opinion. In May 2007, defendants filed a petition for writ of certiorari with the United States Supreme Court, which was denied. In February 2008, the trial court decertified the class.

Engle Progeny Cases: The deadline for filing Engle progeny cases expired in January 2008. As of January 29, 2019, approximately 2,100 state court cases were pending against PM USA or Altria asserting individual claims by or on behalf of approximately 3,000 state court plaintiffs.  Because of a number of factors, including docketing delays, duplicated filings and overlapping dismissal orders, these numbers are estimates. While the Federal Engle Agreement (discussed below) resolved nearly all Engle progeny cases pending in federal court, as of January 29, 2019, approximately seven cases were pending against PM USA in federal court representing the cases excluded from that agreement.

Agreement to Resolve Federal Engle Progeny Cases: In 2015, PM USA, R.J. Reynolds Tobacco Company (“R.J. Reynolds”) and Lorillard Tobacco Company (“Lorillard”) resolved approximately 415 pending federal Engle progeny cases (the “Federal Engle Agreement”). Federal cases that were in trial and those that previously reached final verdict were not included in the Federal Engle Agreement.

Engle Progeny Trial Results: As of January 29, 2019, 126 federal and state Engle progeny cases involving PM USA have resulted in verdicts since the Florida Supreme Court Engle decision. Sixty-nine verdicts were returned in favor of plaintiffs and seven verdicts (Skolnick, Calloway, McCoy, Duignan, Caprio, Oshinsky-Blacker and McCall) that were initially returned in favor of plaintiffs were reversed post-trial or on appeal and remain pending. Skolnick was remanded for a new trial on plaintiff’s concealment and conspiracy claims; Calloway was reversed and remanded for a new trial on an appellate finding that improper arguments by plaintiff’s counsel deprived defendants of a fair trial; McCoy was reversed and remanded for a new trial on an appellate finding that the trial court erred in admitting certain materials into evidence that deprived defendants of a fair trial; Duignan was reversed and remanded for a new trial on an appellate finding that the trial judge erred in responding to a question from the jury during deliberations; Caprio was reversed post-trial after defendants agreed to voluntarily dismiss their appeal in exchange for a full retrial; Oshinsky-Blacker was reversed post-trial based on plaintiff’s counsel’s improper arguments at trial; and McCall was reversed based on an appellate finding that the trial judge erred in instructing the jury on the warning labels on cigarette packs.
Forty-seven verdicts were returned in favor of PM USA, of which 39 were state cases. In addition, there have been a number of mistrials, only some of which have resulted in new trials as of January 29, 2019. Three verdicts (D. Cohen, Collar, and Chacon) that were returned in favor of PM USA were subsequently reversed for new trials. Juries in two cases (Reider and Banks) returned zero damages verdicts in favor of PM USA. Juries in two other cases (Weingart and Hancock) returned verdicts against PM USA awarding no damages, but the trial court in each case granted an additur. One case, Pollari, resulted in a verdict in favor of PM USA following a retrial of an initial verdict returned in favor of plaintiff. Florida’s Fourth District Court of Appeal reversed the verdict in favor of plaintiff. Plaintiff petitioned the Florida Supreme Court to review the District Court of Appeal’s decision, but subsequently dismissed their petition.
The charts below list the verdicts and post-trial developments in certain Engle progeny cases in which verdicts were returned in favor of plaintiffs. The first chart lists such cases that are pending as of January 29, 2019 where PM USA has recorded a provision in its consolidated financial statements because an unfavorable outcome is probable and the amount of the loss can be reasonably estimated; the second chart lists other such cases that are pending as of January 29, 2019 but where an unfavorable outcome is not probable and the amount of loss cannot be reasonably estimated; the third chart lists other such cases that have concluded within the previous 12 months. Unless otherwise noted for a particular case, the jury’s award for compensatory damages will not be reduced by any finding of plaintiff’s comparative fault (see Engle Progeny Appellate Issues below for a discussion of the Florida

Supreme Court’s decision in Schoeff). Further, the damages noted reflect adjustments based on post-trial or appellate rulings.
Currently Pending Engle Cases with Accrued Liabilities (rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages (All Defendants)	Punitive Damages (PM USA)	Appeal Status	Accrual(1)
Berger (Cote)	September 2014	PM USA	Federal Court - Middle District of Florida	$6 million	$21 million	The Eleventh Circuit Court of Appeals reinstated the punitive and compensatory damages awards and remanded the case to the district court. PM USA intends to challenge the punitive damages award.	$6 million accrual in the fourth quarter of 2018
McKeever	February 2015	PM USA	Broward	$6 million	$12 million
Fourth District Court of Appeal reduced compensatory damages; Florida Supreme Court remanded case to reinstate full compensatory damages award; PM USA’s petition for review by the U.S. Supreme Court is pending.
$20 million accrual in fourth quarter of 2017
Pardue	December 2016	PM USA and R.J. Reynolds	Alachua	$5 million	$7 million	First District Court of Appeal affirmed the judgment; defendants’ petition for review by the U.S. Supreme Court is pending.	$10 million accrual ($9 million in second quarter of 2018 and $1 million in third quarter of 2018)
Jordan	August 2015	PM USA	Duval	$6 million	$3 million	First District Court of Appeal affirmed the judgment; PM USA’s petition for review by the U.S. Supreme Court is pending.	$11 million accrual in second quarter of 2018
M. Brown	May 2015	PM USA	Duval	$6 million	$0
First District Court of Appeal affirmed the judgment; PM USA’s petition for review by the U.S. Supreme Court is pending. Trial court awarded plaintiff approximately $7 million in attorneys’ fees. PM USA filed a motion for rehearing.
$7 million accrual in second quarter of 2018
Boatright	November 2014	PM USA and Liggett Group LLC (“Liggett Group”)	Polk	$15 million	$20 million
Florida Supreme Court upheld the full amount of the trial court judgment without a reduction for plaintiff’s comparative fault and denied PM USA’s request for reconsideration; defendants’ petition for review by the U.S. Supreme Court is pending.
$41 million accrual in second quarter of 2018
Searcy	April 2013	PM USA and R.J. Reynolds	Federal Court - Middle District of Florida	<$1 million	$2 million	U.S. Court of Appeals for the Eleventh Circuit affirmed the judgment; defendants’ petition for review by the U.S. Supreme Court is pending.	$2 million accrual in third quarter of 2018
(1)Accrual amounts include interest and associated costs if applicable. For cases with multiple defendants, accrual amounts reflect the portion of compensatory damages PM USA believes it will have to pay if the case is ultimately decided in plaintiff’s favor after taking into account any portion potentially payable by the other defendant(s).

Other Currently Pending Engle Cases with Verdicts Against PM USA (rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages(1)	Punitive Damages (PM USA)	Appeal Status
Chadwell	September 2018	PM USA	Miami-Dade	$2 million	$0	Trial court denied post-trial motions. PM USA intends to appeal the trial court decision.
Kaplan	July 2018	PM USA and R.J. Reynolds	Broward	$2 million	$2 million	Appeals by plaintiff and defendants to Fourth District Court of Appeal pending.
Landi	June 2018	PM USA and R.J. Reynolds	Broward	$8 million	$5 million	Appeals by plaintiff and defendants to Fourth District Court of Appeal pending.
Theis	May 2018	PM USA and R.J. Reynolds	Sarasota	$7 million	$10 million	Defendants’ appeal to Second District Court of Appeal pending.
Freeman	March 2018	PM USA	Alachua	$4 million	$0	Defendant’s appeal to First District Court of Appeal pending.
Gloger	February 2018	PM USA and R.J. Reynolds	Miami-Dade	$8 million	$5 million	Defendants’ appeal to Third District Court of Appeal pending.
Bryant	December 2017	PM USA	Escambia	<$1 million	<$1 million	Defendant’s appeal to First District Court of Appeal pending.
R. Douglas	November 2017	PM USA	Duval	<$1 million	$0	Awaiting entry of final judgment by the trial court.
Wallace	October 2017	PM USA and R.J. Reynolds	Brevard	$12 million	$16 million	Appeals by plaintiff and defendants to Fifth District Court of Appeal pending.
L. Martin	May 2017	PM USA	Miami-Dade	$1 million (<$1 million PM USA)	$1 million	Appeals by plaintiff and defendant to Third District Court of Appeal pending.
Sommers	April 2017	PM USA	Miami-Dade	$1 million	$0	New trial ordered on punitive damages; appeals by plaintiff and defendant to Third District Court of Appeal pending.
Santoro	March 2017	PM USA, R.J. Reynolds and Liggett Group	Broward	$2 million	$0	Trial court set aside punitive damages award; appeals by plaintiff and defendants to Fourth District Court of Appeal pending.
J. Brown	February 2017	PM USA and R.J. Reynolds	Pinellas	$5 million	<$1 million	Second District Court of Appeals issued a per curiam affirmance of the judgment; defendants’ motion for a written opinion pending.
S. Martin	November 2016	PM USA and R.J. Reynolds	Broward	$5 million	$0	Fourth District Court of Appeal vacated the punitive damages and reinstated the entire compensatory damages award.
Danielson	November 2015	PM USA	Escambia	$3 million	<$1 million	Appeals by plaintiff and defendant to First District Court of Appeal pending.
Cooper	September 2015	PM USA and R.J. Reynolds	Broward	$5 million (<$1 million PM USA)	$0	Fourth District Court of Appeal affirmed judgment and granted a new trial on punitive damages.
McCoy	July 2015	PM USA, R.J. Reynolds and Lorillard	Broward	$2 million (<$1 million PM USA)	$3 million	Fourth District Court of Appeal reversed judgment and ordered a new trial; plaintiff requested review by the Florida Supreme Court; case stayed pending decision in Pollari, discussed above.
D. Brown	January 2015	PM USA	Federal Court - Middle District of Florida	$8 million	$9 million	Appeal to U.S. Court of Appeals for the Eleventh Circuit stayed pending final disposition in the Searcy case, discussed below.

Other Currently Pending Engle Cases with Verdicts Against PM USA (rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages(1)	Punitive Damages (PM USA)	Appeal Status
Kerrivan	October 2014	PM USA and R.J. Reynolds	Federal Court - Middle District of Florida	$16 million	$16 million	Appeals by plaintiff and defendants to U.S. Court of Appeals for the Eleventh Circuit pending.
Harris	July 2014	PM USA, R.J. Reynolds and Lorillard	Federal Court - Middle District of Florida	$2 million	$0	Post-trial motions pending.
Skolnick	June 2013	PM USA and R.J. Reynolds	Palm Beach	$0	$0
Fourth District Court of Appeal reversed compensatory damages award, ruled in favor of defendants on strict liability and negligence claims and remanded conspiracy and concealment claims for a new trial. Currently pending limited retrial.

(1)PM USA’s portion of the compensatory damages award is noted parenthetically where the court has ruled that comparative fault applies.

Engle Cases Concluded Within Past 12 Months (rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Accrual Date	Payment Amount (if any)	Payment Date
Boulter	December 2018	PM USA and R.J. Reynolds	Lee	Fourth quarter of 2018	<$1 million	January 2019
Simon	September 2018	PM USA and R.J. Reynolds	Broward	Fourth quarter of 2018	<$1 million	October 2018
Perrotto	November 2014	PM USA, R.J. Reynolds and Lorillard	Palm Beach	Third quarter of 2018	$1 million	September 2018
Gore	March 2015	PM USA and R.J. Reynolds	Indian River	First quarter of 2018	$1 million	September 2018
Putney	April 2010	PM USA, R.J. Reynolds and Liggett Group	Broward	Third quarter of 2018	$5 million	September 2018
Sermons	July 2016	PM USA and R.J. Reynolds	Duval	Third quarter of 2018	<$1 million	August 2018
Tognoli	November 2015	PM USA	Broward	Fourth quarter of 2017	$1 million	May 2018
Howles	November 2016	PM USA and R.J. Reynolds	Broward	First quarter of 2018	$6 million	May 2018
Purdo	April 2016	PM USA and R.J. Reynolds	Palm Beach	First quarter of 2018	$10 million	May 2018
Griffin	June 2014	PM USA	Federal Court - Middle District of Florida	Second quarter of 2017	$1 million	May 2018
Ledoux	December 2015	PM USA and R.J. Reynolds	Miami-Dade	Fourth quarter of 2017	$20 million	May 2018
Burkhart	May 2014	PM USA, R.J. Reynolds and Lorillard	Federal Court - Middle District of Florida	Second quarter of 2018	$2 million	May 2018
Barbose	November 2015	PM USA and R.J. Reynolds	Pasco	Fourth quarter of 2017	$12 million	May 2018
Allen	November 2014	PM USA and R.J. Reynolds	Duval	First quarter of 2018	$10 million	May 2018

Engle Cases Concluded Within Past 12 Months (rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Accrual Date	Payment Amount (if any)	Payment Date
Ahrens	February 2016	PM USA and R.J. Reynolds	Pinellas	Fourth quarter of 2017	$7 million	May 2018
Starr-Blundell	June 2013	PM USA and R.J. Reynolds	Duval	First quarters of 2016 and 2018	<$1 million	March 2018
Zamboni	February 2015	PM USA and R.J. Reynolds	Federal Court - Middle District of Florida	First quarter of 2018	<$1 million	March 2018
Graham	May 2013	PM USA and R.J. Reynolds	Federal Court - Middle District of Florida	Second quarter of 2017	$1 million	January 2018
Naugle	November 2009	PM USA	Broward	Second quarter of 2017	$14 million	January 2018
Lourie	October 2014	PM USA, R.J. Reynolds and Lorillard	Hillsborough	Second quarter of 2017	$3 million	January 2018
Marchese	October 2015	PM USA and R.J. Reynolds	Broward	Fourth quarter of 2017	$1 million	January 2018

___________________________________________________________________________________________________________________________

Engle Progeny Appellate Issues: In Douglas, an Engle progeny case against PM USA and R.J. Reynolds, in March 2012, the Florida Second District Court of Appeal issued a decision affirming the judgment of the trial court in favor of the plaintiff and upholding the use of the Engle jury findings with respect to strict liability claims but certified to the Florida Supreme Court the question of whether granting res judicata effect to the Engle jury findings violates defendants’ federal due process rights. In March 2013, the Florida Supreme Court affirmed the final judgment entered in favor of plaintiff upholding the use of the Engle jury findings with respect to strict liability and negligence claims. PM USA’s subsequent petition for writ of certiorari with the United States Supreme Court was unsuccessful.
In Graham, an Engle progeny case against PM USA and R.J. Reynolds, in April 2015, the U.S. Court of Appeals for the Eleventh Circuit found in favor of defendants on the basis of federal preemption, reversing the trial court’s denial of judgment as a matter of law. Thereafter, plaintiff filed a petition for rehearing en banc, which the Eleventh Circuit granted in January 2016. In May 2017, the U.S. Court of Appeals for the Eleventh Circuit rejected defendants’ preemption and due process arguments and affirmed the final judgment entered in plaintiff’s favor. In September 2017, defendants filed a petition for writ of certiorari with the United States Supreme Court on due process and federal preemption grounds, which the court denied in January 2018. In January 2016, in Marotta, a case against R.J. Reynolds on appeal to the Florida Fourth District Court of Appeal, the court rejected R.J. Reynolds’s federal preemption defense, but noted the conflict with Graham and certified the preemption question to the Florida Supreme Court. In March 2016, the Florida Supreme Court accepted review of Marotta and in April 2017, affirmed the Fourth District Court of Appeal’s ruling on preemption.
In Burkhart and Searcy, Engle progeny cases against PM USA and R.J. Reynolds, defendants argued that application of the Engle findings to the Engle progeny plaintiffs’ concealment and conspiracy claims violated defendants’ due process rights. In March 2018, in Burkhart, the Eleventh Circuit rejected defendants’ due process arguments and affirmed the final judgment entered in plaintiff’s favor. Defendants filed a motion for rehearing challenging that decision, which the Eleventh Circuit denied. In September 2018, in Searcy, the Eleventh Circuit also affirmed the judgment in plaintiff’s favor; defendants’ petition for review by the United States Supreme Court is pending.
In Soffer, an Engle progeny case against R.J. Reynolds, the Florida Supreme Court ruled in 2016 that Engle progeny plaintiffs can recover punitive damages in connection with all of their claims. Plaintiffs now generally seek punitive damages in connection with all of their claims in Engle progeny cases. In Schoeff, another Engle progeny case against R.J. Reynolds, the Florida Supreme Court ruled in 2016 that comparative fault does not reduce compensatory damages awards for intentional torts.

Florida Bond Statute: In June 2009, Florida amended its existing bond cap statute by adding a $200 million bond cap that applies to all state Engle progeny lawsuits in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. Plaintiffs in three state Engle progeny cases against R.J. Reynolds in Alachua County, Florida (Alexander, Townsend and Hall) and one case in Escambia County (Clay) challenged the constitutionality of the bond cap statute. The Florida Attorney General intervened in these cases in defense of the constitutionality of the statute. Trial court rulings were rendered in Clay, Alexander, Townsend and Hall rejecting the plaintiffs’ bond cap statute challenges in those cases. The plaintiffs unsuccessfully appealed these rulings.
In February 2016, in the Sikes case against R.J. Reynolds, the trial court held that Florida’s bond cap statute does not stay the execution of judgment after a case is final in the Florida judicial system and before the defendant files a petition for writ of certiorari with the United States Supreme Court. In April 2016, the District Court of Appeal held that the bond cap applies to the period between a Florida Supreme Court ruling and completion of United States Supreme Court writ of certiorari review. In April 2016, PM USA filed motions in the trial court in the R. Cohen and Kayton cases seeking confirmation that the stay on executing the judgment remains in effect through the completion of United States Supreme Court writ of certiorari review or until the time for moving for such review has expired, which the court granted.
No federal court has yet addressed the constitutionality of the bond cap statute or the applicability of the bond cap to Engle progeny cases tried in federal court.
From time to time, legislation has been presented to the Florida legislature that would repeal the 2009 appeal bond cap statute; however to date, no legislation repealing the statute has passed.

Other Smoking and Health Class Actions

Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise addiction claims and, in many cases, claims of physical injury as well.
Class certification has been denied or reversed by courts in 61 smoking and health class actions involving PM USA in Arkansas (1), California (1), Delaware (1), the District of Columbia (2), Florida (2), Illinois (3), Iowa (1), Kansas (1), Louisiana (1), Maryland (1), Michigan (1), Minnesota (1), Nevada (29), New Jersey (6), New York (2), Ohio (1), Oklahoma (1), Oregon (1), Pennsylvania (1), Puerto Rico (1), South Carolina (1), Texas (1) and Wisconsin (1).
As of January 29, 2019, PM USA and Altria are named as defendants, along with other cigarette manufacturers, in seven class actions filed in the Canadian provinces of Alberta, Manitoba, Nova Scotia, Saskatchewan, British Columbia and Ontario. In Saskatchewan, British Columbia (two separate cases) and Ontario, plaintiffs seek class certification on behalf of individuals who suffer or have suffered from various diseases, including chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after smoking defendants’ cigarettes. In the actions filed in Alberta, Manitoba and Nova Scotia, plaintiffs seek certification of classes of all individuals who smoked defendants’ cigarettes. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI that provides for indemnities for certain liabilities concerning tobacco products.

Health Care Cost Recovery Litigation

Overview: In the health care cost recovery litigation, governmental entities seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
Although there have been some decisions to the contrary, most judicial decisions in the United States have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and eight state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The United States Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five circuit courts of appeals.
In addition to the cases brought in the United States, health care cost recovery actions have also been brought against tobacco industry participants, including PM USA and Altria in Israel (dismissed), the Marshall Islands (dismissed) and Canada (10 cases), and other entities have stated that they are considering filing such actions.
In September 2005, in the first of several health care cost recovery cases filed in Canada, the Canadian Supreme Court ruled that legislation passed in British Columbia permitting the lawsuit is constitutional, and, as a result, the case, which had previously been dismissed by the trial court, was permitted to proceed. PM USA’s and other defendants’ challenge to the British Columbia court’s exercise of jurisdiction was rejected by the Court of Appeals of British Columbia and, in April 2007, the Supreme Court of Canada denied review of that decision.
Since the beginning of 2008, the Canadian Provinces of British Columbia, New Brunswick, Ontario, Newfoundland and Labrador, Quebec, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia have brought health care reimbursement claims against cigarette manufacturers. PM USA is named as a defendant in the British Columbia and Quebec cases, while both Altria and PM USA are named as defendants in the New Brunswick, Ontario, Newfoundland and Labrador, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia cases. The Nunavut Territory and Northwest Territory have passed similar legislation. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI that provides for indemnities for certain liabilities concerning tobacco products.

Settlements of Health Care Cost Recovery Litigation: In November 1998, PM USA and certain other tobacco product manufacturers entered into the 1998 Master Settlement

Agreement (the “MSA”) with 46 states, the District of Columbia and certain U.S. territories to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other tobacco product manufacturers had previously entered into agreements to settle similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). The State Settlement Agreements require that the original participating manufacturers or “OPMs” (now PM USA and R.J. Reynolds and, with respect to certain brands, ITG Brands, LLC (“ITG”)) make annual payments of approximately $9.4 billion, subject to adjustments for several factors, including inflation, market share and industry volume. In addition, the OPMs are required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million. For the years ended December 31, 2018, 2017 and 2016, the aggregate amount recorded in cost of sales with respect to the State Settlement Agreements was approximately $4.2 billion, $4.5 billion and $4.6 billion, respectively. These amounts include PM USA’s estimate of amounts related to NPM Adjustments discussed below.

NPM Adjustment Disputes: PM USA is participating in proceedings regarding the NPM Adjustment for 2003-2017. The “NPM Adjustment” is a reduction in MSA payments made by the OPMs and those manufacturers that are subsequent signatories to the MSA (collectively, the “participating manufacturers” or “PMs”) that applies if the PMs collectively lose at least a specified level of market share to non-participating manufacturers since 1997, subject to certain conditions and defenses. The independent auditor (the “IA”) appointed under the MSA calculates the maximum amount of the NPM Adjustment, if any, for each year.

NPM Adjustment Disputes - Settlement with 36 States and Territories and Settlement with New York. PM USA has entered into two settlements of NPM Adjustment disputes with a total of 37 states and territories, one with 36 states and territories (the “multi-state settlement”) and the other with the State of New York. The multi-state settlement was originally entered into in 2012 with 19 states and territories and to date has been expanded to include a total of 36 of the 52 MSA states and territories (the “signatory states”). In the multi-state settlement, PM USA by the end of October 2017 had settled the NPM Adjustment disputes for 2003-2015 with 26 states in exchange for a total of $740 million. In 2018, there have been three principal developments with respect to this settlement. First, in the first quarter of 2018, PM USA settled the NPM Adjustment disputes for 2004-2017 with the states of Alaska, Colorado, Delaware, Hawaii, Maine, North Dakota, South Dakota, Utah and Vermont. As a result of these additional nine states joining the multi-state settlement, PM USA will receive approximately $81 million for 2004-2017 ($13 million of which relates to the 2015-2017 “transition years”), $68 million of which it received in April 2018. In connection with this settlement, PM USA recorded a reduction to cost of sales in the amount of $81 million in the first quarter of 2018. Second, in the second quarter of 2018, Pennsylvania joined the multi-state settlement for 2004-2017. As a result, PM USA will receive approximately $90 million for 2004-2017 ($13 million of which relates to the 2015-2017 “transition years”). In connection with this settlement, PM USA recorded a reduction to cost of sales in the amount of $90 million in the second quarter of 2018. Third, in the second quarter of 2018, PM USA agreed to settle the NPM Adjustment disputes for 2016 and 2017 with the 26 signatory states mentioned above. As a result, PM USA will receive approximately $77 million for 2016 and 2017. In connection with this settlement, PM USA recorded a reduction to cost of sales in the amount of $38 million for the 2017 NPM Adjustment in the second quarter of 2018, having previously recorded a reduction to cost of sales in the amount of $39 million for the 2016 NPM Adjustment in the third quarter of 2017 based on PM USA’s then best estimate regarding 2016.
In the NPM Adjustment settlement with New York, which was entered into in 2015, PM USA has received a total of approximately $217 million for 2004-2016. Both the New York settlement and the multi-state settlement also contain provisions resolving certain disputes regarding the application of the NPM Adjustment going forward, although the applicability of those provisions with respect to the signatory states that joined the multi-state settlement after 2017 is contingent on satisfaction, in the PMs’ sole discretion, of certain conditions.

2003 and Subsequent NPM Adjustments - Continuing Disputes with States that have not Settled.

▪2003 NPM Adjustment. In September 2013, an arbitration panel issued rulings regarding the 15 states and territories that remained in the arbitration, ruling that six of them did not establish valid defenses to the NPM Adjustment for 2003. Two of these states later joined the multi-state settlement discussed above. With respect to the remaining four states, following the outcome of challenges in state courts, PM USA ultimately recorded $74 million primarily as a reduction to cost of sales. Two potential disputes remain outstanding regarding the amount of interest due to PM USA and there is no assurance that PM USA will prevail in either of these disputes.

▪2004 and Subsequent NPM Adjustments. PM USA has continued to pursue the NPM Adjustments for 2004 and subsequent years in multi-state arbitrations against the states that did not join either of the settlements discussed above. New Mexico is currently appealing a trial court ruling that the state must participate in the multi-state arbitration for 2004. The Montana state courts ruled that Montana may litigate its claims in state court, rather than participate in a multi-state arbitration and the PMs have agreed not to contest the applicability of the 2004 NPM Adjustment to Montana.
The 2004 multi-state arbitration is currently proceeding with all of the states that have not settled other than Montana and New Mexico. Decisions are not expected until the middle of 2019 at the earliest.
No assurance can be given as to when proceedings for 2005 and subsequent years will be scheduled or the precise form those proceedings will take.

The IA has calculated that PM USA’s share of the maximum potential NPM Adjustments for 2004-2016 is (exclusive of interest or earnings): $388 million for 2004; $181 million for 2005; $154 million for 2006; $185 million for 2007; $250 million for 2008; $211 million for 2009; $218 million for 2010; $166 million for 2011; $214 million for 2012; $224 million for 2013; $253 million for 2014; $300 million for 2015; $295 million for 2016 and $288 million for 2017. These maximum amounts will be reduced, likely substantially, to reflect the settlements with the signatory states and New York, and potentially for current and future calculation disputes and other developments. Finally, PM USA’s recovery of these amounts, even as reduced, is dependent upon subsequent determinations regarding state-specific defenses and disputes with other PMs.

Other Disputes Under the State Settlement Agreements: The payment obligations of the tobacco product manufacturers that are parties to the State Settlement Agreements, as well as the allocations of any NPM Adjustments and related settlements, have been and may continue to be affected by R.J. Reynolds’s acquisition of Lorillard and its related sale of certain cigarette brands to ITG (the “ITG brands”). In particular, R.J. Reynolds and ITG have asserted that they do not have to make payments on the ITG brands under the Florida, Minnesota and Texas State Settlement Agreements or include the ITG brands for purposes of certain calculations under the State Settlement Agreements. PM USA believes that R.J. Reynolds’s and ITG’s position violates the State Settlement Agreements and applicable law. PM USA further believes that these actions: (i) improperly increased PM USA’s payments for 2015-2018; (ii) may improperly increase PM USA’s payments for subsequent years; (iii) may improperly decrease PM USA’s share of the 2015-2018 NPM Adjustments and the settlements of related disputes; and (iv) may improperly decrease PM USA’s share of NPM Adjustments and related settlements for subsequent years.
In January 2017, PM USA and the State of Florida each filed a motion in Florida state court against R.J. Reynolds and ITG seeking to enforce the Florida State Settlement Agreement. In December 2017, the Florida trial court ruled that R.J. Reynolds (and not ITG) must make settlement payments under the Florida State Settlement Agreement on the ITG brands. In May 2018, the Florida trial court issued an order stating that, for purposes of the Florida State Settlement Agreement, R.J. Reynolds’s settlement payment on the ITG brands should be calculated as if R.J. Reynolds is continuing to sell those brands. In August 2018, the Florida trial court entered final judgment ordering R.J. Reynolds to pay PM USA approximately $9.8 million for the 2015-2017 period. R.J. Reynolds and PM USA have each filed notices of appeal of the trial court’s decision, which proceedings may result in further modifications to PM USA’s settlement payments under the Florida State Settlement Agreement.
In March 2018, PM USA and the State of Minnesota filed pleadings in Minnesota state court asserting claims against R.J. Reynolds and ITG similar to those made in Florida and seeking to enforce the Minnesota State Settlement Agreement.
In December 2018, PM USA filed a motion in Mississippi state court seeking to enforce the Mississippi State Settlement

Agreement against R.J. Reynolds and ITG with respect to the accuracy of certain submissions made by R.J. Reynolds and ITG relating to payments on the ITG brands.
In January 2019, PM USA and the State of Texas each filed a motion in federal court for the Eastern District of Texas against R.J. Reynolds and ITG seeking to enforce the Texas State Settlement Agreement.

Federal Government’s Lawsuit: In 1999, the United States government filed a lawsuit in the U.S. District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including Altria, asserting claims under three federal statutes. The case ultimately proceeded only under the civil provisions of RICO. In August 2006, the district court held that certain defendants, including Altria and PM USA, violated RICO and engaged in seven of the eight “sub-schemes” to defraud that the government had alleged. Specifically, the court found that:

▪	defendants falsely denied, distorted and minimized the significant adverse health consequences of smoking;

▪	defendants hid from the public that cigarette smoking and nicotine are addictive;

▪	defendants falsely denied that they control the level of nicotine delivered to create and sustain addiction;

▪	defendants falsely marketed and promoted “low tar/light” cigarettes as less harmful than full-flavor cigarettes;

▪	defendants falsely denied that they intentionally marketed to youth;

▪	defendants publicly and falsely denied that ETS is hazardous to non-smokers; and

▪	defendants suppressed scientific research.

The court did not impose monetary penalties on defendants, but ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States public and that misrepresents or suppresses information concerning cigarettes;” (iv) an injunction against conveying any express or implied health message or health descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking

“low tar” or “light” cigarettes, defendants’ manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to ETS; (vi) the disclosure on defendants’ public document websites and in the Minnesota document repository of all documents produced to the government in the lawsuit or produced in any future court or administrative action concerning smoking and health until 2021, with certain additional requirements as to documents withheld from production under a claim of privilege or confidentiality; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedule as defendants now follow in disclosing such data to the Federal Trade Commission (“FTC”) for a period of 10 years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette businesses within the United States; and (ix) payment of the government’s costs in bringing the action.
Defendants appealed and, in May 2009, the U.S. Court of Appeals for the District of Columbia Circuit (“D.C. Court of Appeals”) largely affirmed the trial court’s remedial order, but vacated the following aspects of the order:

▪	its application to defendants’ subsidiaries;

▪	the prohibition on the use of express or implied health messages or health descriptors, but only to the extent of extraterritorial application;

▪	its point-of-sale display provisions; and

▪	its application to Brown & Williamson Holdings.

The D.C. Court of Appeals remanded the case for the trial court to reconsider these four aspects of the injunction and to reformulate its remedial order accordingly.
Following several years of appeals relating to the content of the corrective statements remedy described above, in October 2017, the district court approved the parties’ proposed consent order implementing corrective statements in newspapers and on television. The corrective statements began appearing in newspapers and on television in the fourth quarter of 2017. In April 2018, the parties reached agreement on the implementation of corrective statements on websites and onserts. The corrective statements began appearing on websites in the second quarter of 2018 and the onserts began appearing in the fourth quarter of 2018.
In 2014, Altria and PM USA recorded provisions totaling $31 million for the estimated costs of implementing the corrective communications remedy.
The requirements related to corrective statements at point-of-sale remain outstanding. In May 2014, the district court ordered further briefing on the issue, which was completed in June 2014. In May 2018, the parties submitted a joint status report on point-of-sale signage to the district court and the court approved the parties’ proposed briefing schedule. The briefing is complete and the matter is pending before the district court.

“Lights/Ultra Lights” Cases

Overview: Plaintiffs have sought certification of their cases as class actions, alleging among other things, that the uses of the terms “Lights” and/or “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment or breach of warranty, and have sought injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, Altria or its other subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes, including Marlboro Lights, Marlboro Ultra Lights, Virginia Slims Lights and Superslims, Merit Lights and Cambridge Lights. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury and damages, the statute of limitations, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. As of January 29, 2019, a total of two such cases are pending in various U.S. state courts, none of which is active.

State “Lights” Cases Dismissed, Not Certified or Ordered De-Certified: As of January 29, 2019, 21 state courts in 23 “Lights” cases have refused to certify class actions, dismissed class action allegations, reversed prior class certification decisions or have entered judgment in favor of PM USA.

State Trial Court Class Certifications: State trial courts have certified classes against PM USA in several jurisdictions. Over time, all such cases have been dismissed by the courts at the summary judgment stage, were settled by the parties or were resolved in favor of PM USA.

Certain Other Tobacco-Related Litigation

Ignition Propensity Case: PM USA and Altria have faced litigation alleging that a fire caused by cigarettes led to individuals’ deaths.  In a Kentucky case (Walker) brought against various parties including PM USA and Altria, the Kentucky state court granted PM USA’s and Altria’s motion to dismiss in March 2017. This ruling followed a series of remand and removal motions, rulings and related appeals between 2009 and 2014. The case is now concluded.

UST Litigation: UST and/or its tobacco subsidiaries have been named in a number of individual tobacco and health suits over time. Plaintiffs’ allegations of liability in these cases have been based on various theories of recovery, such as negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of implied warranty, addiction and breach of consumer protection statutes. Plaintiffs have typically sought various forms of relief, including compensatory and punitive damages, and certain equitable relief, including but not limited to disgorgement. Defenses raised in these cases include lack of causation, assumption of the risk, comparative fault and/or contributory negligence, and statutes of limitations. In July 2016, USSTC and Altria were named as defendants, along with other named defendants, in one such case in California (Gwynn). In August 2018, the parties agreed to settle the Gwynn case and in September 2018, plaintiffs dismissed their claims with prejudice.

Environmental Regulation

Altria and its subsidiaries (and former subsidiaries) are subject to various federal, state and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including, in the United States: the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “Superfund”), which can impose joint and several liability on each responsible party. Subsidiaries (and former subsidiaries) of Altria are involved in several matters subjecting them to potential costs of remediation and natural resource damages under Superfund or other laws and regulations. Altria’s subsidiaries expect to continue to make capital and other expenditures in connection with environmental laws and regulations.
Altria provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change. Other than those amounts, it is not possible to reasonably estimate the cost of any environmental remediation and compliance efforts that subsidiaries of Altria may undertake in the future. In the opinion of management, however, compliance with environmental laws and regulations, including the payment of any remediation costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria’s consolidated results of operations, capital expenditures, financial position or cash flows.

Guarantees and Other Similar Matters

In the ordinary course of business, certain subsidiaries of Altria have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2018, Altria and certain of its subsidiaries (i) had $57 million of unused letters of credit obtained in the ordinary course of business; (ii) were contingently liable for $30 million of guarantees, consisting primarily of surety bonds, related to their own performance; and

(iii) had a redeemable noncontrolling interest of $39 million recorded on its consolidated balance sheet. In addition, from time to time, subsidiaries of Altria issue lines of credit to affiliated entities. These items have not had, and are not expected to have, a significant impact on Altria’s liquidity.
Under the terms of a distribution agreement between Altria and PMI (the “Distribution Agreement”), entered into as a result of Altria’s 2008 spin-off of its former subsidiary PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. Altria does not have a related liability recorded on its consolidated balance sheet at December 31, 2018 as the fair value of this indemnification is insignificant.
As more fully discussed in Note 20. Condensed Consolidating Financial Information, PM USA has issued guarantees relating to Altria’s obligations under its outstanding debt securities, borrowings under the Borrowing Agreements and amounts outstanding under its commercial paper program.

Redeemable Noncontrolling Interest
In September 2007, Ste. Michelle completed the acquisition of Stag’s Leap Wine Cellars through one of its consolidated subsidiaries, Michelle-Antinori, LLC (“Michelle-Antinori”), in which Ste. Michelle holds an 85% ownership interest with a 15% noncontrolling interest held by Antinori California (“Antinori”). In connection with the acquisition of Stag’s Leap Wine Cellars, Ste. Michelle entered into a put arrangement with Antinori. The put arrangement, as later amended, provides Antinori with the right to require Ste. Michelle to purchase its 15% ownership interest in Michelle-Antinori at a price equal to Antinori’s initial investment of $27 million. The put arrangement became exercisable in September 2010 and has no expiration date. As of December 31, 2018, the redemption value of the put arrangement did not exceed the noncontrolling interest balance. Therefore, no adjustment to the value of the redeemable noncontrolling interest was recognized on the consolidated balance sheet for the put arrangement.
The noncontrolling interest put arrangement is accounted for as mandatorily redeemable securities because redemption is outside of the control of Ste. Michelle. As such, the redeemable noncontrolling interest is reported in the mezzanine equity section on the consolidated balance sheets at December 31, 2018 and 2017.

Note 20. Condensed Consolidating Financial Information
PM USA, which is a 100% owned subsidiary of Altria, has guaranteed Altria’s obligations under its outstanding debt securities, borrowings under the Borrowing Agreements and amounts outstanding under its commercial paper program (the “Guarantees”). Pursuant to the Guarantees, PM USA fully and unconditionally guarantees, as primary obligor, the payment and performance of Altria’s obligations under the guaranteed debt instruments (the “Obligations”), subject to release under certain customary circumstances as noted below.
The Guarantees provide that PM USA guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The liability of PM USA under the Guarantees is absolute and unconditional irrespective of: any lack of validity, enforceability or genuineness of any provision of any agreement or instrument relating thereto; any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any agreement or instrument relating thereto; any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or any other circumstance that might otherwise constitute a defense available to, or a discharge of, Altria or PM USA.
The obligations of PM USA under the Guarantees are limited to the maximum amount as will not result in PM USA’s obligations under the Guarantees constituting a fraudulent transfer or conveyance, after giving effect to such maximum amount and all other contingent and fixed liabilities of PM USA that are relevant under Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Guarantees. For this purpose, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.
PM USA will be unconditionally released and discharged from the Obligations upon the earliest to occur of:
▪the date, if any, on which PM USA consolidates with or merges into Altria or any successor;
▪the date, if any, on which Altria or any successor consolidates with or merges into PM USA;
▪the payment in full of the Obligations pertaining to such Guarantees; and
▪the rating of Altria’s long-term senior unsecured debt by Standard & Poor’s of A or higher.
At December 31, 2018, the respective principal 100% owned subsidiaries of Altria and PM USA were not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their equity interests.
The following sets forth the condensed consolidating balance sheets as of December 31, 2018 and 2017, condensed consolidating statements of earnings and comprehensive earnings for the years ended December 31, 2018, 2017 and 2016, and condensed consolidating statements of cash flows for the years ended December 31, 2018, 2017 and 2016 for Altria, PM USA and, collectively, Altria’s other subsidiaries that are not guarantors of Altria’s debt instruments (the “Non-Guarantor Subsidiaries”).
The financial information may not necessarily be indicative of results of operations or financial position had PM USA and the Non-Guarantor Subsidiaries operated as independent entities.

Altria and PM USA account for investments in their subsidiaries under the equity method of accounting.

Condensed Consolidating Balance Sheets
(in millions of dollars)
____________________________

at December 31, 2018	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$1,277	$—	$56	$—	$1,333
Receivables	—	18	124	—	142
Inventories:
Leaf tobacco	—	561	379	—	940
Other raw materials	—	123	63	—	186
Work in process	—	2	645	—	647
Finished product	—	128	430	—	558
	—	814	1,517	—	2,331
Due from Altria and subsidiaries	46	3,828	1,194	(5,068)	—
Income taxes	100	94	—	(27)	167
Other current assets	41	167	118	—	326
Total current assets	1,464	4,921	3,009	(5,095)	4,299
Property, plant and equipment, at cost	—	2,928	2,022	—	4,950
Less accumulated depreciation	—	2,111	901	—	3,012
	—	817	1,121	—	1,938
Goodwill	—	—	5,196	—	5,196
Other intangible assets, net	—	2	12,277	—	12,279
Investment in AB InBev	17,696	—	—	—	17,696
Investment in JUUL	—	—	12,800	—	12,800
Investment in consolidated subsidiaries	25,996	2,825	—	(28,821)	—
Due from Altria and subsidiaries	4,790	—	—	(4,790)	—
Other assets	193	955	952	(670)	1,430
Total Assets	$50,139	$9,520	$35,355	$(39,376)	$55,638

Condensed Consolidating Balance Sheets (Continued)
(in millions of dollars)
____________________________

at December 31, 2018	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Liabilities
Short-term borrowings	$12,704	$—	$—	$—	$12,704
Current portion of long-term debt	1,144	—	—	—	1,144
Accounts payable	1	91	307	—	399
Accrued liabilities:
Marketing	—	483	103	—	586
Employment costs	16	11	162	—	189
Settlement charges	—	3,448	6	—	3,454
Other	279	513	449	(27)	1,214
Dividends payable	1,503	—	—	—	1,503
Due to Altria and subsidiaries	4,499	407	162	(5,068)	—
Total current liabilities	20,146	4,953	1,189	(5,095)	21,193
Long-term debt	11,898	—	—	—	11,898
Deferred income taxes	3,010	—	2,832	(670)	5,172
Accrued pension costs	187	—	357	—	544
Accrued postretirement health care costs	—	1,072	677	—	1,749
Due to Altria and subsidiaries	—	—	4,790	(4,790)	—
Other liabilities	111	47	96	—	254
Total liabilities	35,352	6,072	9,941	(10,555)	40,810
Contingencies
Redeemable noncontrolling interest	—	—	39	—	39
Stockholders’ Equity
Common stock	935	—	9	(9)	935
Additional paid-in capital	5,961	3,310	25,047	(28,357)	5,961
Earnings reinvested in the business	43,962	359	2,201	(2,560)	43,962
Accumulated other comprehensive losses	(2,547)	(221)	(1,884)	2,105	(2,547)
Cost of repurchased stock	(33,524)	—	—	—	(33,524)
Total stockholders’ equity attributable to Altria	14,787	3,448	25,373	(28,821)	14,787
Noncontrolling interests	—	—	2	—	2
Total stockholders’ equity	14,787	3,448	25,375	(28,821)	14,789
Total Liabilities and Stockholders’ Equity	$50,139	$9,520	$35,355	$(39,376)	$55,638

Condensed Consolidating Balance Sheets
(in millions of dollars)
____________________________

at December 31, 2017	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$1,203	$1	$49	$—	$1,253
Receivables	1	10	131	—	142
Inventories:
Leaf tobacco	—	579	362	—	941
Other raw materials	—	111	59	—	170
Work in process	—	5	555	—	560
Finished product	—	128	426	—	554
	—	823	1,402	—	2,225
Due from Altria and subsidiaries	2	2,413	1,022	(3,437)	—
Income taxes	—	542	17	(98)	461
Other current assets	11	147	105	—	263
Total current assets	1,217	3,936	2,726	(3,535)	4,344
Property, plant and equipment, at cost	—	2,930	1,949	—	4,879
Less accumulated depreciation	—	2,086	879	—	2,965
	—	844	1,070	—	1,914
Goodwill	—	—	5,307	—	5,307
Other intangible assets, net	—	2	12,398	—	12,400
Investment in AB InBev	17,952	—	—	—	17,952
Investment in consolidated subsidiaries	13,111	2,818	—	(15,929)	—
Due from Altria and subsidiaries	4,790	—	—	(4,790)	—
Other assets	34	671	1,056	(476)	1,285
Total Assets	$37,104	$8,271	$22,557	$(24,730)	$43,202

Condensed Consolidating Balance Sheets (Continued)
(in millions of dollars)
____________________________

at December 31, 2017	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Liabilities
Current portion of long-term debt	$864	$—	$—	$—	$864
Accounts payable	2	91	281	—	374
Accrued liabilities:
Marketing	—	578	117	—	695
Employment costs	21	14	153	—	188
Settlement charges	—	2,437	5	—	2,442
Other	389	433	247	(98)	971
Dividends payable	1,258	—	—	—	1,258
Due to Altria and subsidiaries	3,040	317	80	(3,437)	—
Total current liabilities	5,574	3,870	883	(3,535)	6,792
Long-term debt	13,030	—	—	—	13,030
Deferred income taxes	2,809	—	2,914	(476)	5,247
Accrued pension costs	206	—	239	—	445
Accrued postretirement health care costs	—	1,214	773	—	1,987
Due to Altria and subsidiaries	—	—	4,790	(4,790)	—
Other liabilities	108	49	126	—	283
Total liabilities	21,727	5,133	9,725	(8,801)	27,784
Contingencies
Redeemable noncontrolling interest	—	—	38	—	38
Stockholders’ Equity
Common stock	935	—	9	(9)	935
Additional paid-in capital	5,952	3,310	12,045	(15,355)	5,952
Earnings reinvested in the business	42,251	96	2,243	(2,339)	42,251
Accumulated other comprehensive losses	(1,897)	(268)	(1,506)	1,774	(1,897)
Cost of repurchased stock	(31,864)	—	—	—	(31,864)
Total stockholders’ equity attributable to Altria	15,377	3,138	12,791	(15,929)	15,377
Noncontrolling interests	—	—	3	—	3
Total stockholders’ equity	15,377	3,138	12,794	(15,929)	15,380
Total Liabilities and Stockholders’ Equity	$37,104	$8,271	$22,557	$(24,730)	$43,202

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2018	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,422	$3,980	$(38)	$25,364
Cost of sales	—	6,153	1,258	(38)	7,373
Excise taxes on products	—	5,517	220	—	5,737
Gross profit	—	9,752	2,502	—	12,254
Marketing, administration and research costs	219	1,892	645	—	2,756
Asset impairment and exit costs	—	81	302	—	383
Operating (expense) income	(219)	7,779	1,555	—	9,115
Interest and other debt expense (income), net	511	(61)	215	—	665
Net periodic benefit cost (income), excluding service cost	16	(41)	(9)	—	(34)
Earnings from equity investment in AB InBev	(890)	—	—	—	(890)
Loss on AB InBev/SABMiller business combination	33	—	—	—	33
Earnings before income taxes and equity earnings of subsidiaries	111	7,881	1,349	—	9,341
Provision for income taxes	36	1,980	358	—	2,374
Equity earnings of subsidiaries	6,888	402	—	(7,290)	—
Net earnings	6,963	6,303	991	(7,290)	6,967
Net earnings attributable to noncontrolling interests	—	—	(4)	—	(4)
Net earnings attributable to Altria	$6,963	$6,303	$987	$(7,290)	$6,963

Net earnings	$6,963	$6,303	$991	$(7,290)	$6,967
Other comprehensive (losses) earnings, net of deferred income taxes	(242)	104	(54)	(50)	(242)
Comprehensive earnings	6,721	6,407	937	(7,340)	6,725
Comprehensive earnings attributable to noncontrolling interests	—	—	(4)	—	(4)
Comprehensive earnings attributable to Altria	$6,721	$6,407	$933	$(7,340)	$6,721

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2017	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,826	$3,787	$(37)	$25,576
Cost of sales	—	6,394	1,174	(37)	7,531
Excise taxes on products	—	5,864	218	—	6,082
Gross profit	—	9,568	2,395	—	11,963
Marketing, administration and research costs	161	1,713	464	—	2,338
Asset impairment and exit costs	—	—	32	—	32
Operating (expense) income	(161)	7,855	1,899	—	9,593
Interest and other debt expense (income), net	510	(20)	215	—	705
Net periodic benefit cost, excluding service cost	12	18	7	—	37
Earnings from equity investment in AB InBev	(532)	—	—	—	(532)
Gain on AB InBev/SABMiller business combination	(445)	—	—	—	(445)
Earnings before income taxes and equity earnings of subsidiaries	294	7,857	1,677	—	9,828
(Benefit) provision for income taxes	(2,624)	3,127	(902)	—	(399)
Equity earnings of subsidiaries	7,304	558	—	(7,862)	—
Net earnings	10,222	5,288	2,579	(7,862)	10,227
Net earnings attributable to noncontrolling interests	—	—	(5)	—	(5)
Net earnings attributable to Altria	$10,222	$5,288	$2,574	$(7,862)	$10,222

Net earnings	$10,222	$5,288	$2,579	$(7,862)	$10,227
Other comprehensive earnings, net of deferred income taxes	155	3	214	(217)	155
Comprehensive earnings	10,377	5,291	2,793	(8,079)	10,382
Comprehensive earnings attributable to noncontrolling interests	—	—	(5)	—	(5)
Comprehensive earnings attributable to Altria	$10,377	$5,291	$2,788	$(8,079)	$10,377

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2016	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$22,146	$3,633	$(35)	$25,744
Cost of sales	—	6,641	1,159	(35)	7,765
Excise taxes on products	—	6,187	220	—	6,407
Gross profit	—	9,318	2,254	—	11,572
Marketing, administration and research costs	160	2,009	493	—	2,662
Asset impairment and exit costs	5	77	67	—	149
Operating (expense) income	(165)	7,232	1,694	—	8,761
Interest and other debt expense, net	519	10	218	—	747
Loss on early extinguishment of debt	823	—	—	—	823
Net periodic benefit cost (income), excluding service cost	5	(6)	—	—	(1)
Earnings from equity investment in SABMiller	(795)	—	—	—	(795)
Gain on AB InBev/SABMiller business combination	(13,865)	—	—	—	(13,865)
Earnings before income taxes and equity earnings of subsidiaries	13,148	7,228	1,476	—	21,852
Provision for income taxes	4,453	2,631	524	—	7,608
Equity earnings of subsidiaries	5,544	268	—	(5,812)	—
Net earnings	14,239	4,865	952	(5,812)	14,244
Net earnings attributable to noncontrolling interests	—	—	(5)	—	(5)
Net earnings attributable to Altria	$14,239	$4,865	$947	$(5,812)	$14,239

Net earnings	$14,239	$4,865	$952	$(5,812)	$14,244
Other comprehensive earnings (losses), net of deferred income taxes	1,228	(16)	(28)	44	1,228
Comprehensive earnings	15,467	4,849	924	(5,768)	15,472
Comprehensive earnings attributable to noncontrolling interests	—	—	(5)	—	(5)
Comprehensive earnings attributable to Altria	$15,467	$4,849	$919	$(5,768)	$15,467

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2018	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$6,907	$7,580	$1,354	$(7,450)	$8,391
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(57)	(181)	—	(238)
Acquisitions of businesses and assets	—	—	(15)	—	(15)
Investment in JUUL	—	—	(12,800)	—	(12,800)
Proceeds from finance assets	—	—	37	—	37
Proceeds from derivative financial instruments	35	—	—	—	35
Investment in consolidated subsidiaries	(13,003)	—	—	13,003	—
Other, net	—	—	(7)	—	(7)
Net cash provided by (used in) investing activities	(12,968)	(57)	(12,966)	13,003	(12,988)
Cash Provided by (Used in) Financing Activities
Proceeds from short-term borrowings	12,800	—	—	—	12,800
Long-term debt repaid	(864)	—	—	—	(864)
Repurchases of common stock	(1,673)	—	—	—	(1,673)
Dividends paid on common stock	(5,415)	—	—	—	(5,415)
Changes in amounts due to/from Altria and subsidiaries	1,415	(1,388)	12,976	(13,003)	—
Cash dividends paid to parent	—	(6,097)	(1,353)	7,450	—
Other	(128)	—	(4)	—	(132)
Net cash (used in) provided by financing activities	6,135	(7,485)	11,619	(5,553)	4,716
Cash, cash equivalents and restricted cash (1):
Increase	74	38	7	—	119
Balance at beginning of year	1,203	62	49	—	1,314
Balance at end of year	$1,277	$100	$56	$—	$1,433

(1) Restricted cash consisted of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 19. Contingencies.

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2017	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$6,910	$4,028	$841	$(6,878)	$4,901
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(34)	(165)	—	(199)
Acquisitions of businesses and assets	—	—	(415)	—	(415)
Proceeds from finance assets	—	—	133	—	133
Investment in consolidated subsidiaries	(460)	—	—	460	—
Other, net	(5)	4	15	—	14
Net cash used in investing activities	(465)	(30)	(432)	460	(467)
Cash Provided by (Used in) Financing Activities
Repurchases of common stock	(2,917)	—	—	—	(2,917)
Dividends paid on common stock	(4,807)	—	—	—	(4,807)
Changes in amounts due to/from Altria and subsidiaries	(1,999)	1,410	1,049	(460)	—
Cash dividends paid to parent	—	(5,429)	(1,449)	6,878	—
Other	(40)	—	(7)	—	(47)
Net cash used in financing activities	(9,763)	(4,019)	(407)	6,418	(7,771)
Cash, cash equivalents and restricted cash (1):
(Decrease) increase	(3,318)	(21)	2	—	(3,337)
Balance at beginning of year	4,521	83	47	—	4,651
Balance at end of year	$1,203	$62	$49	$—	$1,314

(1) Restricted cash consisted of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 19. Contingencies.

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2016	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$4,356	$5,143	$319	$(5,992)	$3,826
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(45)	(144)	—	(189)
Acquisition of assets	—	—	(45)	—	(45)
Proceeds from finance assets	—	—	231	—	231
Proceeds from AB InBev/SABMiller business combination	4,773	—	—	—	4,773
Purchase of AB InBev ordinary shares	(1,578)	—	—	—	(1,578)
Proceeds from derivative financial instruments	510	—	—	—	510
Investment in consolidated subsidiaries	(138)	—	—	138	—
Other, net	(3)	—	9	—	6
Net cash provided by (used in) investing activities	3,564	(45)	51	138	3,708
Cash Provided by (Used in) Financing Activities
Long-term debt issued	1,976	—	—	—	1,976
Long-term debt repaid	(933)	—	—	—	(933)
Repurchases of common stock	(1,030)	—	—	—	(1,030)
Dividends paid on common stock	(4,512)	—	—	—	(4,512)
Changes in amounts due to/from Altria and subsidiaries	(392)	(28)	558	(138)	—
Premiums and fees related to early extinguishment of debt	(809)	—	—	—	(809)
Cash dividends paid to parent	—	(5,064)	(928)	5,992	—
Other, net	(12)	—	(9)	—	(21)
Net cash used in financing activities	(5,712)	(5,092)	(379)	5,854	(5,329)
Cash, cash equivalents and restricted cash (1):
Increase (decrease)	2,208	6	(9)	—	2,205
Balance at beginning of year	2,313	77	56	—	2,446
Balance at end of year	$4,521	$83	$47	$—	$4,651

(1) Restricted cash consisted of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 19. Contingencies.

Note 21. Quarterly Financial Data (Unaudited)

	2018 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$6,108	$6,305	$6,837	$6,114
Gross profit	$2,936	$3,141	$3,255	$2,922
Net earnings	$1,895	$1,877	$1,944	$1,251
Net earnings attributable to Altria	$1,894	$1,876	$1,943	$1,250
Per share data:
Basic EPS attributable to Altria	$1.00	$0.99	$1.03	$0.67
Diluted EPS attributable to Altria	$1.00	$0.99	$1.03	$0.66

	2017 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$6,083	$6,663	$6,729	$6,101
Gross profit (1)	$2,776	$3,114	$3,171	$2,902
Net earnings	$1,402	$1,990	$1,867	$4,968
Net earnings attributable to Altria	$1,401	$1,989	$1,866	$4,966
Per share data:
Basic and diluted EPS attributable to Altria	$0.72	$1.03	$0.97	$2.60
(1) Certain prior year amounts have been reclassified to conform with the current year’s presentation due to Altria’s adoption of ASU 2017-07. For further discussion, see Note 17. Benefit Plans.

During 2018 and 2017, the following pre-tax (gains) or charges were included in net earnings attributable to Altria:

	2018 Quarters
(in millions)	1st	2nd	3rd	4th
NPM Adjustment Items	$(68)	$(77)	$—	$—
Tobacco and health litigation items, including accrued interest	28	70	21	12
Asset impairment, exit, implementation and acquisition-related costs	3	6	(3)	532
Loss on AB InBev/SABMiller business combination	33	—	—	—
AB InBev special items	(117)	(72)	35	69
	$(121)	$(73)	$53	$613

	2017 Quarters
(in millions)	1st	2nd	3rd	4th
NPM Adjustment Items	$(1)	$—	$5	$—
Tobacco and health litigation items, including accrued interest	1	17	—	62
Asset impairment, exit, implementation and acquisition-related costs	30	30	17	12
Settlement charge for lump sum pension payments	—	—	—	81
Gain on AB InBev/SABMiller business combination	—	(408)	(37)	—
AB InBev special items	73	2	34	51
	$103	$(359)	$19	$206

As discussed in Note 15. Income Taxes, Altria has recognized income tax benefits and charges in the consolidated statements of earnings during 2018 and 2017 as a result of various tax events, including the impact of the Tax Reform Act in 2018 and the fourth quarter of 2017.